PROSPECTUS SUPPLEMENT DATED APRIL 21, 1999   Filed Pursuant to Rule 424(b)(5)
(TO PROSPECTUS DATED APRIL 13, 1999)         Registration No. 333-63547

                                  FIRST UNION
                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                         12,550,442 RIGHTS TO PURCHASE
                    12,550,442 SHARES OF BENEFICIAL INTEREST


-----------------------------------        EACH HOLDER OF OUR COMMON SHARES IS RECEIVING--
CONSIDER CAREFULLY THE MATERIAL
RISKS BEGINNING ON PAGE S-9 OF                  o   one non-transferable right for every 2.5 common
THIS PROSPECTUS SUPPLEMENT AND                      shares held on April 21, 1999
PAGE 4 OF THE ACCOMPANYING
PROSPECTUS BEFORE DECIDING TO              EACH RIGHT ALLOWS ITS HOLDER--
EXERCISE RIGHTS.
-----------------------------------             o   to subscribe for one common share for $4.00 until
                                                    5:00 p.m., Eastern Daylight Time, on May 12, 1999,
                                                    or a later time and date that we select, at which
                                                    time the right will expire
-----------------------------------
Our common shares are listed on
the New York Stock Exchange under          A HOLDER WHO EXERCISES ALL OF ITS RIGHTS--
the symbol "FUR," and their last
reported sale price on April 19,                o   may oversubscribe for some or all common shares not
1999 was $4.6875.                                   subscribed for by others so long as such holder will
-----------------------------------                 not own more than 9.8% of our common shares

                                           OUR STANDBY PURCHASERS --

                                                o   will be Gotham Partners, L.P., Gotham Partners III, L.P.,
                                                    and Gotham Partners International, Ltd.

                                                o   have agreed to purchase at the $4.00 subscription
                                                    price any common shares not purchased by others
                                                    through the exercise of rights or the
                                                    oversubscription privilege, up to 12,500,000
                                                    common shares having a total subscription price of
                                                    up to $50,000,000

                                           WE WILL USE APPROXIMATELY $39.4 MILLION OF THE NET PROCEEDS OF THE
                                           OFFERING --

                                                o   to repay a portion of a loan made to us by lenders that
                                                    include insiders

                                                   PER COMMON SHARE                          TOTAL
Price to Investors                                       $4.00                            $50,201,768
Proceeds to First Union (1)                              $4.00                            $50,201,768
--------------------

(1) Before deducting expenses estimated at approximately $800,000 payable by First Union.




         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

                                                  PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary...................................................................................S-4
Risk Factors....................................................................................................S-9
         Uncertain availability of additional financing.........................................................S-9
         Control by Gotham......................................................................................S-9
         Limitations on subscriptions...........................................................................S-9
         Failure to purchase standby commitment shares..........................................................S-9
         Failure to service debt...............................................................................S-10
         Resale price of common shares may not equal or exceed the subscription price..........................S-10
         Dilution in the offering..............................................................................S-10
Use of Proceeds................................................................................................S-10
Capitalization.................................................................................................S-11
Selected Financial Data........................................................................................S-12
The Offering...................................................................................................S-16
Federal Income Tax Consequences Regarding the Offering.........................................................S-22
Plan of Distribution...........................................................................................S-23
The Financial Advisor..........................................................................................S-23
Legal Matters..................................................................................................S-23

                                                    PROSPECTUS

Available Information.............................................................................................2
Incorporation of Certain Documents by Reference...................................................................2
Cautionary Statements Concerning Forward-Looking Statements.......................................................3
Risk Factors......................................................................................................4
         New senior management lacks prior experience with First Union and in operating public companies or REITs..............................................................................4
         Proposed departure of some members of senior management..................................................4
         Difficulties in servicing debt...........................................................................4
         Default under the FUR Credit Facility, the Impark Credit Facility and the Bridge Loan....................5
         Debt covenants restrict operating flexibility; failure to comply with debt instruments could cause acceleration of debt................................................................5
         Contemplated asset sales will shrink portfolio and returns to shareholders; replacement assets may not provide greater shareholder value................................................5
         Income and activities of FUMI may be attributed to First Union under recent anti-stapling legislation and may threaten REIT status........................................................6
         Improved properties may become subject to anti-stapling legislation under certain circumstances and may threaten REIT status......................................................6
         Other legislation could adversely affect First Union's REIT qualification................................6
         Dependence on qualification as a REIT; tax and other consequences if REIT qualification lost.............7
         Adverse effects of REIT minimum dividend requirements....................................................7
         Ability to operate properties directly affects First Union's financial condition.........................8
         Illiquidity of real estate...............................................................................8
         Increases in property taxes could affect ability to make expected shareholder distributions..............8
         Environmental liabilities................................................................................8
         Compliance with the ADA may affect expected distributions to First Union's shareholders..................9
         Uninsured and underinsured losses........................................................................9
         Inability to refinance...................................................................................9
         Rising interest rates....................................................................................9
         Impact of Year 2000 issues..............................................................................10
         Exchange rate losses....................................................................................10
         Results of operations adversely affected by factors beyond First Union's control........................10
The Company......................................................................................................11
Use of Proceeds..................................................................................................17

Price Range of Common Shares and Distributions...................................................................18
Management.......................................................................................................20
Description of Capital Stock.....................................................................................24
Federal Income Tax Consequences..................................................................................30
Plan of Distribution.............................................................................................40
Experts  ........................................................................................................41
Legal Matters....................................................................................................41
Glossary .......................................................................................................G-1

                           -------------------------

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                         PROSPECTUS SUPPLEMENT SUMMARY


         This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and the related notes, before deciding to exercise your rights. References in this prospectus supplement and the accompanying prospectus to

o "First Union" or "we" are to First Union Real Estate Equity and Mortgage Investments and its subsidiaries

o        "FUMI" are to First Union Management, Inc. and its subsidiaries

o        "First Union Companies" are to First Union and FUMI and

o "Impark" are to Imperial Parking Limited and its subsidiaries and Impark Services Limited and its subsidiaries,

unless it is clear that those terms mean only the parent company in each instance.

                                  FIRST UNION

         We are a real estate investment trust, and our primary business has been to buy, manage, improve cash flow of and own retail, apartment, office and parking properties throughout the United States and Canada. FUMI, one of our affiliates, owns a controlling interest in Impark. We and FUMI have an organizational structure commonly referred to as "stapled," where our common shares are "stapled to" a proportionately equal interest in the common stock of FUMI, with some exceptions which are described in "Description of Capital Stock -- Common Shares -- Beneficial Ownership of FUMI" in the accompanying prospectus. Our common shares may not be issued or transferred without their "stapled" counterparts in FUMI. The common stock of FUMI is held in trust for the benefit of the holders of our common shares.

         We own regional enclosed shopping malls, apartment complexes, office buildings and parking facilities. Our portfolio is diversified by type of property, geographical location, tenant mix and rental market. As of December 31, 1998, we owned, including under long-term ground leases, 21 shopping malls, eight apartment complexes, five office properties and seven parking facilities in the United States, and ten parking lots in Canada. We also own 50% of an additional mall in a joint venture with an unrelated party. We are currently in the process of selling some of our properties.

Background of the Offering

         In August 1998, we purchased approximately 88% or $88 million of our then outstanding 8-7/8% Senior Notes due 2003 through a tender offer for those notes. We also amended the indenture governing the terms of the Senior Notes through a consent solicitation that we conducted simultaneously with the tender offer. The purpose of the tender offer and consent solicitation was to:

o avoid the possibility that we would be required to purchase the Senior Notes at 101% of their principal amount, an obligation which we did not have the financial resources to satisfy, and

o        provide us with additional financial and operating flexibility.

         We repurchased the Senior Notes for $970 per $1,000 principal amount and paid all accrued interest on them. We also made a consent payment for the indenture amendments of $30 per $1,000 principal amount of the Senior Notes. The total purchase price for the Senior Notes and related consent payments were financed with the proceeds of a $90 million bridge loan from Bankers Trust Company, as agent for the lenders and as lender, and BankBoston, N.A., Blackacre Bridge Capital, Gotham Partners, L.P., Gotham Partners III, L.P., Elliott Associates, L.P., and Wellsford Capital, each as lenders. Except as described below, the bridge loan is due August 11, 1999, bears interest at 12% annually, and is subject to a mandatory repayment of principal so that the outstanding principal balance under the loan must be less than approximately $38 million by May 15, 1999. The lenders under the bridge loan have agreed to allow $9.0 million of the net proceeds from this offering that would otherwise be used to repay a portion of the bridge loan extended by three of these lenders to be used to repay amounts outstanding under our senior credit facility. Although the $9.0 million in principal will remain outstanding under the bridge loan, it will be considered paid for purposes of the mandatory repayment of principal described above. This $9.0 million portion of the bridge loan will bear interest at 15% annually and mature on August 11, 1999. We intend to pay down the bridge loan with the net proceeds of asset sales and the remaining net proceeds of this offering. See "Use of Proceeds."


         The terms of the bridge loan originally required us to obtain standby purchase commitments for this offering to ensure that the net proceeds of this offering would be sufficient to repay all amounts due and payable under the bridge loan, including principal, interest and fees. To satisfy this requirement, we originally obtained a standby commitment from Gotham Partners, L.P., Gotham Partners III, L.P. and Elliott Associates, L.P., as standby purchasers. The bridge loan now enables us to conduct one or more rights offerings sufficient to repay amounts outstanding under the bridge loan as and when due and payable.


CURRENT DEVELOPMENTS


         The lenders under our senior credit facility have agreed that the maximum commitment under the facility is $105 million and on April 30, 1999 it will be reduced to $80 million, and on June 30, 1999 it will be reduced to $50 million.


         We recently entered into a contract to sell our residential portfolio to Apartment Investment and Management Company, a NYSE-listed company ("AIMCO"), for approximately $86 million. Under the agreement, AIMCO will assume approximately $37 million of first mortgage debt (allowing us to avoid more than $5 million in prepayment penalties), deliver 530,000 shares of AIMCO common stock, and pay the balance of the purchase price in cash. The amount of cash will be adjusted to reflect the value of AIMCO stock based on a trading period average with a minimum value of $36.50 per share and a maximum value of $40.50. The sale is scheduled to close on April 30th with the purchaser having one 30-day extension option.


         See "The Company -- Recent Developments" in the accompanying prospectus.

                                  THE OFFERING

Rights

         We are distributing to each record holder of our common shares as of the close of business on April 21, 1999, the record date, one non-transferable right for every 2.5 common shares held.

         We will issue a total of approximately 12,550,442 rights. All common shares issued in the offering will be stapled to a proportionately equal interest in the common stock of FUMI, with some exceptions. See "Description of Capital Stock -- Common Shares -- Beneficial Ownership of FUMI" in the accompanying prospectus.

         Holders who own common shares through our dividend reinvestment plan as of the record date will receive rights for those shares only if they follow the procedures described in "The Offering -- Holders of Common Shares in Dividend Reinvestment Plan."

Record Date

         April 21, 1999.

Subscription Price

         $4.00 per common share.

Closing Price of the Common Shares
on the NYSE on April 19, 1999

         $4.6875 per common share.

Basic Subscription

         Each right allows its holder to purchase one common share at the $4.00 subscription price. The number of rights a holder may exercise may be limited by the 9.8% ownership limit described in "-- Share Ownership Limit; Limitations on Subscription" below.

Oversubscription Privilege

         A rights holder who exercises in full its basic subscription without going over the 9.8% ownership limit may also oversubscribe at the same subscription price for additional common shares not otherwise purchased by others through the exercise of rights, up to the 9.8% ownership limit.

         If there are not enough unsubscribed common shares available to satisfy fully all exercises of the oversubscription privilege, the available unsubscribed common shares will be allocated pro rata among holders who exercise the oversubscription privilege based on the respective numbers of rights exercised by those holders through the basic subscription.

         A holder may exercise its oversubscription privilege only concurrently with its basic subscription. See "The Offering -- Oversubscription Privilege."

Standby Commitment

         Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham Partners International, Ltd. have agreed to purchase at the $4.00 subscription price per share any common shares not purchased through the exercise of rights or the oversubscription privilege, up to a total of 12,500,000 common shares having a total subscription price of up to $50,000,000. If holders subscribe for fewer than 12,500,000 common shares through their basic subscription and oversubscription privilege, the standby purchasers will subscribe for the difference. The standby purchasers have customary rights to terminate their obligations to purchase the standby commitment shares, and their obligations will in any event expire on the 45th day following the date this offering commences. We have agreed not to extend this offering beyond such date.

         We have agreed to pay the Gotham entities as standby purchasers $2,000,000, an amount equal to 4% of their maximum standby commitment in this offering, whether or not the offering is completed. Each of the standby purchasers is entitled to its pro rata portion of the payment based on its share of the standby commitment. Although the Gotham entities are collectively entitled to receive $2,000,000 of the payment, they agreed to accept only $1,800,000.

         Our Board of Trustees has agreed to waive the 9.8% ownership limit to enable the Gotham entities to exercise rights and the oversubscription privilege and to satisfy their standby commitment obligations. An independent committee of the Board of Trustees has approved the terms and conditions of the standby commitment. See "The Offering -- Standby Commitment." As of April 19, 1999, the Gotham entities beneficially owned 9.71% of our outstanding common shares.

Share Ownership Limit; Limitations on Subscription

         To help maintain our status as a REIT, our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares. See "The Offering -- Basic Subscription; Limitations on Subscription" in this prospectus supplement and "Federal Income Tax Consequences" and "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings" in the accompanying prospectus.

         A holder may exercise only up to the number of rights that would allow that holder to reach but not go over the 9.8% ownership limit. A holder's percentage beneficial ownership interest in common shares will be calculated promptly after the expiration of the offering by dividing

o        the sum of:

         (1) the total number of common shares beneficially owned by that holder immediately before the expiration time,

         (2) the total number of common shares for which that holder has exercised rights, and

         (3) the total number of common shares into which all Series A Cumulative Redeemable Preferred Shares beneficially owned by that holder immediately before the expiration time are convertible, by

o        the sum of:

         (1) the total number of common shares outstanding immediately after completion of this offering, and

         (2) the total number of common shares into which all Series A Preferred Shares beneficially owned by that holder immediately after completion of this offering are convertible.

         See "The Offering -- Basic Subscription; Limitations on Subscription."

         The anticipated size of a holder's beneficial ownership interest in First Union after completion of this offering cannot be determined at the time that holder exercises its rights because the size of that interest will depend largely on the number of common shares subscribed for by other holders. However, in light of the standby commitment of the standby purchasers, a holder, in calculating its beneficial ownership interest, may assume that at least 12,500,000 common shares offered for sale in this offering will be issued. See "The Offering -- Standby Commitment."

         Any rights exercised by a holder and any common shares subscribed for by a holder through the exercise of its oversubscription privilege that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering. See "The Offering -- Escrow Arrangements; Return of Funds."

         If a holder subscribes for and, inadvertently or otherwise, is issued a number of common shares that causes that holder to go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit will be "Excess Securities" under our by-laws and therefore will not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings" in the accompanying prospectus.

Transferability of Rights

         Rights may not be transferred, except by operation of law.

Subscription Agent

         National City Bank.

Procedure for Exercise

         A holder may exercise its basic subscription and oversubscription privilege by properly completing and executing the certificate evidencing its rights and forwarding that rights certificate, together with payment of the subscription price for each common share subscribed for, to the subscription agent before the offering expires. If a holder chooses to forward a rights certificate by mail, we recommend using insured, registered mail. Alternatively, a holder may use the guaranteed delivery procedures described in "The Offering -- Late Delivery of Payments and Rights Certificates."

         A rights holder may not revoke any exercise of its basic subscription or oversubscription privilege.

No Fractional Common Shares

         We will not issue any fractional common shares for the exercise of any rights or the oversubscription privilege or through the standby purchasers' standby commitment.

Persons Holding Through Others

         Shareholders holding common shares and receiving rights through a broker, dealer, commercial bank, trust company or other nominee, as well as shareholders holding stock certificates who would prefer to have such institutions exercise rights and subscribe for common shares on their behalf, should contact the appropriate nominee or institution and request it to effect those transactions for them. See "The Offering -- Method of Exercising Rights and Oversubscription Privilege."

Issuance of Certificates

         Certificates for common shares purchased in this offering will be delivered to subscribers as soon as practicable after the offering expires. See "The Offering -- Delivery of Common Shares."

Common Shares Outstanding Before this Offering (1)

         31,376,105.

Series A Preferred Shares Outstanding Before this Offering (2)

         1,349,000.

Common Shares Outstanding After this
Offering (3)

         43,926,547.

------------------

(1)      As of April 19, 1999.

(2) As of April 19, 1999. As of such date, each outstanding Series A Preferred Share was convertible into 3.31 common shares. See "Description of Capital Stock -- Preferred Shares -- Conversion Rights" in the accompanying prospectus.

(3) Does not include common shares issuable upon conversion of Series A Preferred Shares. Assumes all rights are exercised.

Use of Proceeds

         We intend to use the net proceeds of this offering to repay $9.0 million of borrowings outstanding under our senior credit facility described in "The Company -- Recent Developments" in the accompanying prospectus and approximately $39.4 million of borrowings outstanding under our bridge loan described in "-- First Union -- Background of the Offering" above. See "Use of Proceeds."

Expiration Time

         May 12, 1999 at 5:00 p.m., Eastern Daylight Time, unless we select a later date and time in our sole discretion. After that time, rights will become void and have no value.

                                  RISK FACTORS

         You should carefully consider the matters discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus before deciding to exercise your rights.

                                  RISK FACTORS

         You should carefully consider the following matters and the matters discussed under "Risk Factors" in the accompanying prospectus as well as the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.


UNCERTAIN AVAILABILITY OF ADDITIONAL FINANCING

         We can give no assurance that our cash reserves, cash flows from operations, anticipated proceeds from asset sales and available funding under our credit facilities will be adequate to fund our operations through the end of 1999 or that we will not need additional funding either during or after this period. If we require additional financing, we can provide no assurance that such financing will be available or, if available, that it will be available to us on commercially reasonable terms. If adequate funds are not available to satisfy either our short- or long-term capital requirements, we may be required to limit our operations significantly, sell assets on disadvantageous terms or seek protection or relief under applicable bankruptcy laws. See "Risk Factors -- Difficulties in servicing debt, " "-- Default under the FUR Credit Facility, the Impark Credit Facility and the Bridge Loan" and "-- Debt covenants restrict operating flexibility; failure to comply with debt instruments could cause acceleration of debt" in the accompanying prospectus.


CONTROL BY GOTHAM

         If no rights are exercised and the standby purchasers purchase all the standby commitment shares they are required to purchase under the standby commitment, the Gotham entities will own approximately 35.4% of our issued and outstanding common shares after completion of this offering. The purchase of common shares by the Gotham entities through the oversubscription privilege and the standby commitment may enable them to control the outcome of all matters submitted to shareholders for a vote, including the election of Trustees and, therefore, our management, policies and operations.


LIMITATIONS ON SUBSCRIPTIONS

         Whether a holder may exercise all of its rights through the basic subscription and the oversubscription privilege will depend on that holder's total equity interest in us following such exercise. A holder may exercise only up to the number of rights that would allow it to reach but not go over the 9.8% ownership limit. Any rights exercised and any common shares subscribed for through the exercise of the oversubscription privilege that would cause a holder to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. Given the way the 9.8% ownership limit is determined, holders may be forced to exercise fewer rights and thereby acquire fewer common shares than they desire. If a holder subscribes for and, inadvertently or otherwise, is issued a number of common shares that makes that holder go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit would be "Excess Securities" under our by-laws and therefore would not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings" in the accompanying prospectus.


FAILURE TO PURCHASE STANDBY COMMITMENT SHARES

         The standby purchasers have agreed to purchase any common shares not purchased through the exercise of rights or the oversubscription privilege, up to a total of 12,500,000 common shares having a total subscription price of up to $50,000,000. However, the standby purchasers' obligations under their standby commitment are not secured by any collateral, and there can be no assurance that the standby purchasers will purchase the standby commitment shares. In addition, the standby purchasers have customary rights to terminate their standby commitment obligations, and these obligations will in any event expire on the 45th day following the date this offering commences. If for any reason any standby purchaser does not purchase its pro rata portion of standby commitment shares, we may not receive enough proceeds to make mandatory principal payments under the bridge loan. A failure by any standby purchaser to purchase its pro rata portion of the standby commitment shares would also result in an event of default under the bridge loan. Our failure to make mandatory principal payments or the standby purchasers' failure to purchase the standby commitment shares would enable the lenders under the bridge loan to accelerate all amounts due under the bridge loan and trigger cross-defaults under our other debt obligations.

FAILURE TO SERVICE DEBT

         As of April 19, 1999, we had $165.6 million in principal outstanding under our senior credit facility and our bridge loan. The upcoming amortization payments require us to reduce the principal amounts outstanding under the senior credit facility and the bridge loan to $155.3 million in the aggregate in April 1999, $118.0 million in the aggregate in May 1999 and $88.0 million in the aggregate in June 1999. All remaining principal under the senior credit facility and the bridge loan is due on August 11, 1999, provided that such amounts may be due on June 30, 1999 if the lenders do not extend the existing waiver relating to the June 1998 change in the board's composition. We are relying on our cash reserves, cash flow from operations, net proceeds from assets sales, net proceeds from financing assets and net proceeds from offerings of rights and common shares under this prospectus supplement to make these principal payments, but there can be no assurance that these sources will provide sufficient funds to enable us to make these payments. If we are unable to satisfy our obligations under either the senior credit facility or the bridge loan, the lenders thereunder may declare all indebtedness outstanding thereunder, together with any accrued interest thereon, due and payable immediately and by such action trigger cross-defaults under other debt instruments. In such circumstances, we will seek waivers for these defaults, but there can be no assurance that these waivers will be granted, in which case, the standby purchasers may have the right to terminate their obligations under their standby commitment. In such circumstances, we may terminate this offering.


RESALE PRICE OF COMMON SHARES MAY NOT EQUAL OR EXCEED THE SUBSCRIPTION PRICE

         There can be no assurance that, after we issue rights and the common shares upon exercise of rights, a subscribing holder will be able to sell common shares purchased in this offering at a price equal to or greater than the $4.00 per share subscription price. The last reported sale price of the common shares on the NYSE on April 19, 1999 was $4.6875.


DILUTION IN THE OFFERING

         Holders who do not exercise their rights and subscribe for common shares will experience dilution of their equity ownership interest in First Union. This dilution may be significant. In addition, because rights are not transferable, holders not exercising their rights will relinquish any value inherent in those rights. Purchasers of common shares in the offering will experience immediate and significant dilution in the net tangible book value per share of those common shares.


                                USE OF PROCEEDS

         We anticipate receiving approximately $48.4 million in net proceeds from the sale of the common shares in this offering. This estimate of net proceeds accounts for the approximately $1.8 million payment to the standby purchasers but not our other estimated offering expenses. We will use $9.0 million of the net proceeds to repay borrowings under our senior credit facility and the remainder of the net proceeds, approximately $39.4 million, to repay borrowings under the bridge loan. As of April 19, 1999, $90.3 million in principal amount was outstanding under the senior credit facility and $75.3 million in principal amount was outstanding under the bridge loan. Amounts outstanding under the senior credit facility accrue interest at either LIBOR plus 3% annually or the base rate of the agent bank of the senior credit facility plus 1/2% annually and mature on August 11, 1999. We are obligated to make mandatory principal repayments under the senior credit facility to reduce its outstanding principal balance to less than $80.0 million by April 30, 1999 and less than $50.0 million by June 30, 1999. For a more detailed description of the senior credit facility, see "The Company -- Recent Developments" in the accompanying prospectus. Except as described below, borrowings under the bridge loan accrue interest at a rate of 12% annually and mature on August 11, 1999. We are obligated to make a mandatory principal repayment under the bridge loan to reduce its outstanding principal balance to less than approximately $38.0 million by May 15, 1999. The lenders under the bridge loan have agreed to allow $9.0 million of the net proceeds from this offering that would otherwise be used to repay a portion of the bridge loan extended by three of these lenders to be used to repay amounts outstanding under our senior credit facility. Although the $9.0 million in principal will remain outstanding under the bridge loan, it will be considered paid for purposes of the mandatory repayment of principal described above. This $9.0 million portion of the bridge loan will bear interest at 15% annually and mature on August 11, 1999. For a more detailed description of the bridge loan, see "The Company -- Recent Developments" in the accompanying prospectus.

                                 CAPITALIZATION

         The following table shows the capitalization of the First Union Companies on a consolidated basis (i) at December 31, 1998 and (ii) as adjusted to give effect to this offering and recent asset sales, which assumes all rights are exercised, and the application of the net proceeds therefrom:



                                                                                     DECEMBER 31, 1998
                                                                           ------------------------------------
                                                                                                AS ADJUSTED
                                                                                              FOR THE OFFERING
                                                                                                 AND ASSET
                                                                             HISTORICAL         SALES(1)(2)
                                                                             ----------       ----------------
                                                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
SENIOR DEBT:
   Bank loans .............................................................   $ 125,821           $ 116,821
   Bridge loan(2) .........................................................      90,000              35,878
   Mortgage debt, ranging from 6.869% to 12.25% and due 1999 to
   2018(2) ................................................................     345,042             333,572
   Senior Notes ...........................................................      12,538              12,538
   Notes payable ..........................................................       4,996               4,996
                                                                              ---------           ---------
       Total debt .........................................................     578,397             503,805
                                                                              ---------           ---------
SHAREHOLDERS' EQUITY:
   Series A Preferred Shares (liquidation preference $25 per share);
     2,300,000 shares authorized and 1,349,000 shares
     outstanding ..........................................................      31,737              31,737
   Common shares; unlimited authorization and 31,416,326 common
     shares outstanding; 43,966,768 common shares, as adjusted ............      31,416              43,966
   Additional paid-in capital .............................................     190,679             226,530
   Deficit from operations ................................................    (115,968)           (115,968)
   Undistributed capital gains ............................................      14,949              14,949
   Foreign currency translation adjustment ................................      (2,117)             (2,117)
                                                                              ---------           ---------
       Total shareholders' equity .........................................     150,696             199,097
                                                                              ---------           ---------
       Total capitalization ...............................................   $ 729,093           $ 702,902
                                                                              =========           =========


------------------

(1)      See "Use of Proceeds."

(2) First Union sold a shopping center in February 1999 for approximately $21.6 million and applied the net proceeds from the sale to repay $11.5 million principal amount of debt secured by a mortgage on the property and $9.3 million principal amount of the bridge loan. First Union sold an office building in March 1999 for approximately $2.2 million and applied the net proceeds from the sale to repay $1.8 million principal amount of the bridge loan. First Union also sold an office center in April 1999 for approximately $3.8 million and applied the net proceeds from the sale to repay $3.6 million principal amount of the bridge loan.

                            SELECTED FINANCIAL DATA

         Set forth below is selected consolidated financial data of the First Union Companies for the years ended December 31, 1998, 1997, 1996, 1995 and 1994. The selected financial data has been derived from, and should be read in conjunction with, the audited combined financial statements and accompanying notes included in First Union's Annual Reports on Form 10-K/A for the years ended December 31, 1998, 1997 and 1995 and Form 10-K for the years ended December 31, 1996 and 1994. The selected financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the First Union Companies' financial statements and notes thereto contained in the Annual Reports.

                                                                            YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------------------------
                                                   1998            1997(1)           1996(1)           1995(1)           1994(1)
                                                   ----            -------           -------           -------           -------

OPERATING RESULTS
Revenues(2) .................................   $ 324,526        $ 235,544         $  81,867         $  79,205         $  76,339
Interest expense(2) .........................      50,859           29,864            23,426            22,397            21,280
Depreciation and amortization(2)(3) .........      33,389           22,892            15,890            14,276            12,779
Income (loss) before capital gain or
   loss, extraordinary loss, cumulative
   effect of accounting change and
   minority interest (2)(4)(5)...............     (91,465)           3,490             1,681               881             4,261
Unrealized loss on carrying value of
   assets identified for disposition ........          --               --                --           (14,000)               --
Capital gains, net ..........................      10,346            1,468                --            31,577                --
Extraordinary loss from early
   extinguishment of debt(6) ................      (2,399)            (226)             (286)             (910)               --
Cumulative effect of change in accounting
   for internal lease
   costs(3) .................................          --               --                --            (4,325)               --
Allocation of minority interest .............          --              944                --                --                --
Net income (loss) before preferred
   dividend(4)(5) ...........................     (83,518)           5,676             1,395            13,223             4,261
Preferred dividend ..........................      (2,999)          (4,831)             (845)               --                --
Net income (loss) applicable to shares of
   beneficial interest(4)(5) ................     (86,517)             845               550            13,223             4,261
Net income (loss) applicable to shares of
   beneficial interest, basic and diluted ...   $   (2.81)       $    0.03         $    0.03         $    0.72         $    0.24
Basic weighted average shares ...............      30,772           24,537            17,172            18,059            18,105
Stock options, treasury method ..............         243              571               367                --                --
Restricted shares, treasury method ..........          --              307               167                58                15
Diluted weighted average shares .............      31,015           25,415            17,706            18,117            18,120

FINANCIAL POSITION AT END OF PERIOD (2)
   Gross investment in real estate assets ...   $ 806,859        $ 756,308         $ 458,963         $ 449,080         $ 436,394
   Total assets .............................     768,684          790,226           413,054           376,144           352,005
   Total debt ...............................     578,397          483,459           254,868           258,454           238,296
   Shareholders' equity .....................     150,696          235,310           124,947            77,500            78,756

OTHER DATA
Net cash provided by (used for)
   Operations ...............................   $   6,413        $  15,740         $  11,085         $  12,989         $  19,053
   Investing ................................     (52,429)        (112,233)          (47,002)          (28,345)          (26,507)
   Financing ................................      74,327          110,406            35,466            15,783           (28,094)
Property net operating income(2)(7) .........      86,184           64,428            47,349            44,086            41,759
EBIDA(7) ....................................      40,784           51,415            40,152            37,554            38,320
Funds from (used in) operations after
   preferred dividends(3)(7) ................     (12,469)          21,150            16,010            14,291            16,472
Preferred dividend accrued ..................       2,999            4,831               845                --                --
Dividends declared ..........................       3,478           11,651             7,684             7,542             7,273
Dividends declared per share ................   $    0.11        $    0.44         $    0.44         $    0.41         $    0.40
Dividends payout as a percent of funds
   from operations(3)(4)(7) .................          (8)              55%               48%               53%               44%

(1) As a result of First Union's review of lives assigned to real estate assets for calculation of depreciation expense during the fourth quarter of 1998, reduced asset lives have been assigned effective January 1, 1998. Consequently, First Union has restated its Combined Financial Statements for the years 1994 through 1998. Shareholders' equity at December 31, 1993 was restated from $103,766,000 to $81,806,000.

(2) In September 1997, First Union acquired the interests of its joint venture partners in eight shopping malls and 50% of another mall for $88 million in cash and the assumption of $203 million of mortgage debt. First Union acquired voting control of Impark in April 1997 for $36.6 million in cash, the assumption of $26 million in debt and the issuance of $12.4 million of stock in Impark to Impark employees and to its former owner.

(3) In December 1995, First Union changed its method to directly expense internal leasing costs and recorded a $4.3 million noncash charge for the cumulative effect of the accounting change as of the beginning of 1995. Funds from operations and depreciation and amortization for previous years have been restated for the change in accounting method on a basis comparable to 1995.

(4) In 1998, First Union recognized $20.5 million of expenses primarily in connection with the proxy contest waged by Gotham in the first half of 1998 and the resulting change in the composition of First Union's Board of Trustees. These expenses included



                     First Union's proxy and legal fees                                 $ 1.7 million
                     Gotham's proxy and legal fees                                        3.1 million
                     Other professional fees to avoid change in the composition of
                          the Board                                                       1.5 million
                     Expenses associated with termination of First Union's Chairman,
                          President and Chief Executive Officer                           3.4 million
                     Vesting of restricted stock upon the change in a majority of the
                          Board of Trustees                                               4.7 million
                     Severance expenses for employee change in control agreements         6.1 million

         First Union also recognized the loss of a $2.25 million deposit when First Union did not close on the purchase of a parking facility because the Board of Trustees believed that the contract to acquire the parking facility, which was approved prior to a change in June 1998 of a majority of the Board, was on disadvantageous terms. First Union partially offset this loss by assigning the contract to a third party for $200,000.

         The above expenses also negatively affected net income and funds from operations.

         In 1995, First Union recognized $1.6 million of litigation and proxy expenses related to a minority-shareholder lawsuit and proxy contest.

(5) In 1998, First Union recognized $36 million in unrealized losses on the carrying value of properties identified for disposition and Impark recognized a $15 million reduction of goodwill.

(6) In August 1998, $87.5 million of the Senior Notes were repaid, resulting in $1.6 million of issuance costs and solicitation fees being expensed. Additionally, in the fourth quarter of 1998, First Union renegotiated the terms of its senior credit facility and the bridge loan resulting in $0.8 million of deferred costs being expensed. In 1997 and 1996, First Union renegotiated its bank credit agreements, resulting in a $226,000 and $286,000 charge, respectively, related to the write-off of unamortized costs.

         In November 1995, First Union paid approximately $36 million of mortgage debt resulting in a $910,000 charge for the write-off of unamortized costs and prepayment premiums.

(7) In addition to net income, First Union believes that three additional measures of operating performance -- property net operating income, EBIDA and funds from operations -- are helpful in understanding First Union's financial performance. Property net operating income (as defined below) measures the performance of First Union's real estate assets and is often used by investors and others in valuing real estate assets. EBIDA (as defined below) is used by lenders and others as an indication of an entity's ability to incur and service debt, to make capital expenditures and to fund other cash needs. Funds from operations (as defined below) is widely used by industry analysts as the appropriate measure of the performance of an equity REIT and provides a relevant basis for comparison among REITs. None of property net operating income, EBIDA or funds from operations (1) represent net income or cash flow from operations as defined by generally accepted accounting principles, (2) should be considered as an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities, or (3) should be considered as an alternative to cash flows as a measure of liquidity. First Union's calculations of property net operating income, EBIDA and funds from operations may not be comparable to similarly titled measures of other REITs. In addition, all of these measures of operating performance exclude depreciation and amortization expenses and property net operating income and EBIDA also exclude interest expense. These excluded items are significant components in understanding and assessing First Union's financial performance.

         o Property net operating income is property revenue, equity in income of joint venture, management fees and mortgage investment income, less property operating expenses and real estate taxes. This supplemental measure is determined before debt service and depreciation and amortization expense.

         o EBIDA is calculated by starting with the line that appears on the income statement for income (loss) before capital gain or loss, extraordinary loss, cumulative effect of accounting change and minority interest. Interest expense and the noncash charges for depreciation and amortization are added back and the preferred dividend is deducted. In 1998, EBIDA is calculated before the $51 million unrealized loss on the carrying value of assets identified for disposition and impaired assets.

         o        Funds from operations is a multi-step calculation:

                      Income (loss) before capital gain or loss, extraordinary loss, cumulative effect of accounting changes and after minority interest, plus Noncash charges for depreciation and amortization of First Union and the joint venture interest, plus Amortization of intangible assets from the Impark acquisition, less Amortization allocated to the minority interest and depreciation and amortization of debt issuance costs and other corporate assets, less Preferred dividend.

                  In 1998, funds from operations is calculated before the $51 million unrealized loss on the carrying value of assets identified for disposition and impaired assets.

                  First Union adopted this definition of funds from operations in 1997 as recommended by the National Association of Real Estate Investment Trusts (NAREIT), which does not add back depreciation and amortization of debt issuance costs and other corporate assets. Previously, First Union added back all depreciation and amortization. Accordingly, funds from operations and dividend payout as a percentage of funds from operations for the years 1994 through 1996 have been restated to conform to the NAREIT definition.

(8)      Not meaningful.

                                  THE OFFERING

BASIC SUBSCRIPTION; LIMITATIONS ON SUBSCRIPTION

         First Union is distributing to each holder of common shares of record as of the close of business on April 21, 1999, the record date, one right for every 2.5 common shares held. Each right entitles its holder to purchase one common share for $4.00. Holders who own common shares through First Union's dividend reinvestment plan as of the record date will not receive rights for those common shares unless they follow the procedures described in "-- Holders of Common Shares in Dividend Reinvestment Plan." Any common shares issued in the offering will be stapled to a proportionately equal interest in the common stock of FUMI, with some exceptions. See "Description of Capital Stock -- Common Shares -- Beneficial Ownership of FUMI" in the accompanying prospectus.

         A holder may exercise only up to the number of rights that would cause that holder to beneficially and constructively own no more than 9.8% of the outstanding common shares. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings" in the accompanying prospectus. A holder's beneficial ownership interest will be calculated promptly after the offering expires by dividing

         o        the sum of:

                  (1) the total number of common shares beneficially owned by that holder immediately before the expiration time,

                  (2) the total number of common shares for which that holder has exercised rights, and

                  (3) the total number of common shares into which all Series A Preferred Shares beneficially owned by that holder immediately before the expiration time are convertible,

         by

         o        the sum of:

                  (1) the total number of common shares outstanding immediately after completion of this offering, and

                  (2) the total number of common shares into which all Series A Preferred Shares beneficially owned by that holder immediately after completion of this offering are convertible.

         The anticipated size of a holder's beneficial ownership interest after consummation of this offering cannot be determined at the time that holder exercises its rights because the size of that interest will depend largely on the number of common shares subscribed for by other holders. However, in light of the standby commitment of the standby purchasers, a holder, in calculating its beneficial ownership interest, may assume that at least 12,500,000 common shares offered for sale in the offering will be issued. See "-- Standby Commitment." Any rights exercised by that holder and any common shares subscribed for by that holder through the exercise of its oversubscription privilege that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering. See "-- Escrow Arrangements; Return of Funds."

         If a holder subscribes for and, inadvertently or otherwise, is issued a number of common shares that causes that holder to go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit will be "Excess Securities" under First Union's by-laws and therefore will not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes.

See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings" in the accompanying prospectus.

         Rights are represented by rights certificates which shareholders will receive with the delivery of this prospectus supplement. A holder of rights may

         o subscribe for common shares through the exercise of all of its rights, including the exercise of the oversubscription privilege, if that holder elects,

         o subscribe for common shares through the exercise of some of its rights, or

         o        allow some or all of its rights to expire unexercised.

         No fractional rights or cash in place of fractional rights will be issued or paid by First Union.

         Certificates representing common shares purchased through the basic subscription will be delivered to holders as soon as practicable after the offering expires. Any amounts paid by holders in respect of rights not considered exercised will be refunded as soon as practicable after the offering expires without interest.


EXPIRATION TIME

         The rights will expire at 5:00 p.m., Eastern Daylight Time, on May 12, 1999 or at a later date and time as First Union may determine in its sole discretion. After that time, rights will become void and have no value. Notice will be given to shareholders of record on the record date, by mail or by publication in a newspaper of national circulation, of a new expiration time if First Union extends the period for the exercise of the rights. First Union has agreed not to extend this offering beyond the 45th day following the date this offering commences.


OVERSUBSCRIPTION PRIVILEGE

         A holder of rights who validly exercises in full its basic subscription without exceeding the 9.8% ownership limit may also oversubscribe at the $4.00 per share subscription price for additional common shares that have not been purchased through the exercise of rights, up to the 9.8% ownership limit.

         If an insufficient number of unsubscribed common shares is available to satisfy fully all elections to exercise the oversubscription privilege, the available unsubscribed common shares will be allocated pro rata among holders who exercise the oversubscription privilege based on the respective numbers of rights exercised by those holders through the basic subscription. If that allocation, however, results in any holder being allocated a greater number of unsubscribed common shares than that holder subscribed for through the exercise of the oversubscription privilege, then that holder will be allocated only the number of unsubscribed common shares as that holder subscribed for, and the remaining unsubscribed common shares otherwise allocable to that holder will be allocated among all other holders exercising the oversubscription privilege pro rata based upon the number of rights exercised by each of those holders. No fractional common shares will be issued to satisfy any exercise of the oversubscription privilege. A holder may exercise the oversubscription privilege only concurrently with its basic subscription.

         Certificates representing the common shares purchased through the oversubscription privilege will be delivered to holders as soon as practicable after the offering expires and after all prorations have been effected. Any amounts overpaid by holders will be refunded as soon as practicable after the offering expires without interest.


SUBSCRIPTION PRICE

         The subscription price for one common share, which may be purchased upon the exercise of one right, is $4.00. Common shares purchased by a holder through the oversubscription privilege or by a standby purchaser through its standby commitment shall have the same subscription price as common shares purchased through the basic subscription.

HOLDERS OF COMMON SHARES IN DIVIDEND REINVESTMENT PLAN

         As of April 19, 1999, approximately 247,469 common shares were held by 921 shareholders through the First Union Dividend Investment Service, the Company's dividend reinvestment plan. Those common shares are registered in the name of a nominee of the plan administrator. Shareholders who own common shares through the plan will not receive rights for those common shares unless at least 48 hours prior to the record date for the offering those holders request certificates for some or all of those common shares so that those common shares are held directly by such holders and not by the plan. Holders who so request certificates in accordance with the plan will receive rights only for the number of common shares covered by the certificates. The plan administrator will not exercise any rights issued for the common shares held by the plan.


WITHDRAWAL

         First Union reserves the right to withdraw the offering at any time before or at the time it is due to expire and for any reason. If First Union withdraws the offering, all funds received from holders will be refunded promptly without interest.


SUBSCRIPTION AGENT

         The subscription agent and escrow agent for this offering is National City Bank. The address to which rights certificates, Notices of Guaranteed Delivery and payments, other than wire transfers, should be mailed or delivered is:

           By Regular Mail:                   By Facsimile Transmission:            By Hand or Overnight Courier:

National City Bank, Subscription Agent               216-252-9163                 National City Bank, Subscription
      Corporate Trust Operations           (for Eligible Institutions only)                     Agent
            P.O. Box 94720                                                           Corporate Trust Operations
      Cleveland, Ohio 44101-4720                 Confirm by Telephone                  3rd Floor, North Annex
                                                     216-476-8936                      4100 West 150th Street
                                           (for Facsimile Confirmation Only)            Cleveland, Ohio 44135

         Other than as set forth above, delivery of rights certificates, Notices of Guaranteed Delivery and payments, other than wire transfers, will not constitute a valid delivery.

         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR COMMON SHARES OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHOULD BE DIRECTED TO NATIONAL CITY BANK, THE SUBSCRIPTION AGENT, AT 800-622-6757.


FRACTIONAL COMMON SHARES

         No fractional common shares will be issued in this offering. Rights certificates may not be divided in any manner as to create fractional rights. Banks, trust companies, securities dealers and brokers that hold common shares as nominees for more than one beneficial owner may have a rights certificate divided by the subscription agent or may, upon proper showing to the subscription agent, exercise their rights on the same basis as if the beneficial owners were record holders on the record date. First Union reserves the right to deny any division of rights certificates if in its opinion the result would be inconsistent with the intent of this privilege.


METHOD OF EXERCISING RIGHTS AND OVERSUBSCRIPTION PRIVILEGE

         A holder may exercise its basic subscription and oversubscription privilege by properly completing and executing the rights certificate accompanying this prospectus supplement and related prospectus and forwarding the rights certificate, together with payment of the subscription price for each common share subscribed for through the basic subscription and the oversubscription privilege, to the subscription agent at the appropriate address set forth above. Persons holding common shares and receiving rights through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding stock certificates who would prefer to have such institutions effect transactions relating to rights on their behalf, should contact the appropriate nominee or institution and request it to effect the transactions for them. Banks, trust companies, securities dealers and brokers that hold common shares as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their basic subscription and oversubscription privilege on the same basis as if the beneficial owners were record holders on the record date. In the case of holders of rights that are held of record through The Depository Trust Company ("DTC"), those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. Except as described under "-- Late Delivery of Payments and Rights Certificates," to be accepted, the properly completed and duly executed rights certificate and the payment must be received by the subscription agent before the offering expires. Rights certificates received after that time will not be honored.

         Payments must be made in full in United States currency by either

         o a check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to National City Bank, as subscription agent, or

         o a wire transfer of funds to the account maintained by the subscription agent for that purpose at National City Bank, Cleveland, Ohio.

Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Holders should contact the subscription agent at 800-622-6757 for specific payment instructions. The subscription price will be deemed to have been received by the subscription agent only upon

         o        clearance of any uncertified check,

         o receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or

         o receipt of good funds in the subscription agent's account designated above.

         The instruction letter accompanying the rights certificate should be read carefully and strictly followed. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO FIRST UNION. Except as described under "-- Late Delivery of Payments and Rights Certificates," no subscription will be considered received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription price. The risk of delivery of all documents and payments is on holders, not First Union or the subscription agent.

         THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THOSE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT BEFORE THE OFFERING EXPIRES. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE UP TO FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY OR ARRANGE FOR PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.


LATE DELIVERY OF PAYMENTS AND RIGHTS CERTIFICATES

         If, before the offering expires, the subscription agent has received a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying this prospectus supplement and related prospectus either by hand, mail, telegram or facsimile transmission, specifying the name of the holder of rights and the number of common shares subscribed for, stating separately the number of common shares subscribed for through the exercise of the basic subscription and the oversubscription privilege and guaranteeing that the properly completed and executed rights Certificate and payment of the full subscription price for all common shares subscribed and oversubscribed for will be delivered to the subscription agent within three business days after the offering expires, that subscription may be accepted, subject to the subscription agent's withholding the certificates for common shares until receipt of the properly completed and duly executed rights certificate and payment of the appropriate subscription price within that time period. In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The Notice of Guaranteed Delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of Guaranteed Delivery and payments should be mailed or delivered to the appropriate addresses set forth under "-- Subscription Agent."


TRANSFERABILITY OF RIGHTS

         The rights may not be transferred, except by operation of law in the event of death or dissolution of their holder.


VALIDITY OF SUBSCRIPTIONS

         All questions regarding the validity and form of the exercise of the basic subscription or the oversubscription privilege, including time of receipt and eligibility to participate in the offering, will be determined solely by First Union, which determination shall be final and binding. Once made, subscriptions and directions are irrevocable, and no alternative, conditional or contingent subscriptions or directions will be accepted. First Union reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which, in the opinion of First Union's counsel, would be unlawful. See "-- Basic Subscription; Limitations on Subscription." Any irregularities in connection with subscriptions must be cured before the offering expires unless waived by First Union in its sole discretion. Neither First Union nor the subscription agent shall be under any duty to give notification of defects in subscriptions or incur any liability for failure to give that notification. A subscription will be considered accepted, subject to First Union's right to withdraw or terminate the offering or to limit the size of the subscription as described in "-- Basic Subscription; Limitations on Subscription," only when a properly completed and duly executed rights certificate, any other required documents and payment of the full subscription price with respect to that subscription have been received by the subscription agent. First Union's interpretations of the terms and conditions of the offering shall be final and binding.


ESCROW ARRANGEMENTS; RETURN OF FUNDS

         Funds received in payment of the subscription price for common shares subscribed for will be held in a segregated account by the subscription agent pending completion of this offering. Monies will be held in escrow until this offering is completed or is canceled. If the offering is canceled for any reason, monies will be returned to subscribers without interest or deduction promptly thereafter. If a rights holder exercising the basic subscription or the oversubscription privilege is allocated fewer than the number of common shares that that holder wished to subscribe for through the basic subscription or the oversubscription privilege, the excess funds paid by such holder will be returned without interest as soon as practicable after the offering expires.


RIGHTS OF SUBSCRIBERS

         Holders will have no rights as shareholders of First Union with respect to common shares subscribed for until certificates representing those common shares are issued to them. Holders will have no right to revoke their subscriptions after delivery to the subscription agent of a completed rights certificate and any other required documents.


FOREIGN SHAREHOLDERS

         Rights certificates will not be mailed to holders whose addresses are outside the United States or who have an army post office or foreign post office address, but will be held by the subscription agent for their account. To exercise rights, those holders must notify the subscription agent by completing an International Holder Subscription Form which will be delivered to those holders in lieu of a rights certificate, and sending it by mail or telecopy to the subscription agent at the address and telecopy number specified above.

NO REVOCATION

         ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION OR THE OVERSUBSCRIPTION PRIVILEGE THAT EXERCISE MAY NOT BE REVOKED.


STANDBY COMMITMENT

         The standby purchasers have agreed to purchase, at the subscription price and subject to customary rights to terminate, including as a result of a material adverse change in First Union's business, financial condition or results of operations, those common shares that are not purchased through the exercise of rights or the oversubscription privilege, up to 12,500,000 common shares having an aggregate subscription price of up to $50,000,000. If holders subscribe for fewer than 12,500,000 common shares in the aggregate through their basic subscription and oversubscription privilege, the standby purchasers will subscribe for the difference. The standby purchasers' obligations to purchase the standby commitment shares in this offering will expire on the 45th day following the date this offering commences. First Union has agreed not to extend this offering beyond such date.

         The Board of Trustees has agreed to waive the 9.8% ownership limit to enable Gotham to exercise rights and the oversubscription privilege and to satisfy its obligations under the standby commitment. An independent committee of the Board of Trustees has approved the terms and conditions of the standby commitment.

         As of April 19, 1999, the Gotham entities beneficially owned 9.71% of the outstanding common shares.


DELIVERY OF COMMON SHARES

         Certificates representing common shares purchased through the exercise of the basic subscription, the oversubscription privilege or the standby commitment will be delivered as soon as practicable after the offering expires, the receipt of all required documents and payment in full of the aggregate subscription price due for such common shares. In the case of shareholders whose common shares are held through DTC and third-party investors who arrange for delivery and payment through DTC, the appropriate participant account will be credited.


SHAREHOLDER RIGHTS PLAN

         In connection with First Union's Shareholder Rights Plan, the Board of Trustees has agreed, with respect to each holder who acquires common shares through the basic subscription, the oversubscription privilege or the standby commitment, to increase the 15% threshold for triggering a "flip-in" event by an amount equal to the increase in the percentage of beneficial ownership of common shares achieved by that holder as a result of the acquisition of those common shares. Accordingly, any acquisition of common shares through the offering will not be considered a "flip-in" event under First Union's Shareholder Rights Plan. For a description of First Union's Shareholder Rights Plan, see "Description of Capital Stock -- Common Shares -- Shareholder Rights Plan."

             FEDERAL INCOME TAX CONSEQUENCES REGARDING THE OFFERING

         In the opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to First Union, the following discussion summarizes all material U.S. federal income tax consequences of this offering to First Union and its shareholders. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the offering under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of First Union shareholders, such as dealers in securities, insurance companies, foreign persons, tax-exempt organizations, financial institutions and persons who hold common shares or rights as part of a hedging, straddle, integrated or conversion transaction. The discussion of U.S. federal income tax considerations of the offering set forth below assumes that the common shares owned by a shareholder and the common shares or rights issued pursuant to the offering constitute capital assets in the hands of that shareholder. It should be noted that under current law, net capital gains of individuals who hold capital assets with a holding period in excess of one year are taxed at lower rates than items of ordinary income, and the deductibility of capital losses is subject to limitations.


TAXATION OF FIRST UNION'S SHAREHOLDERS

         Receipt of Right. A shareholder, including a foreign shareholder, will not recognize any gain or loss upon such shareholder's receipt of a right.

         Tax Basis of Right. A shareholder's tax basis in a right will depend on whether (1) the shareholder exercises the right, or alternatively (2) the shareholder allows the right to lapse unexercised.

         If a shareholder exercises a right, the tax basis of that right in the hands of the shareholder will be determined by allocating the shareholder's existing tax basis of such holder's common shares with respect to which the right was distributed ("Old Common Shares") between that holder's Old Common Shares and the right, in proportion to their relative fair market values on the date of distribution. If, however, the fair market value of the rights distributed to the shareholder on the date of distribution is less than 15% of the fair market value of such holder's Old Common Shares, the tax basis of each right will be deemed to be zero unless the shareholder affirmatively elects, by attaching an election statement to that holder's federal income tax return for the year in which that holder receives such holder's rights, to compute the tax basis of that holder's rights in accordance with the preceding sentence. Once made, such an election is irrevocable.

         A right will not be treated as having any tax basis if it lapses and, therefore, the holder of an expired right will not recognize a loss for tax purposes.

         Exercise of Right. No gain or loss will generally be recognized by a shareholder, including a foreign shareholder, upon the purchase of a common share through the exercise of a right.

         The tax basis of a common share purchased through the exercise of a right shall be equal to the sum of (1) the shareholder's tax basis of the right exercised and (2) the subscription price paid for that common share.

         The holding period of the common shares purchased through the exercise of rights will commence on the date of exercise. Upon the subsequent sale of common shares, other than to First Union pursuant to a redemption, the shareholder will generally recognize capital gain or loss in an amount equal to the difference between the proceeds of the sale and the shareholder's tax basis of those common shares. Such gain or loss will be long-term capital gain or loss if the shareholder's holding period for such common shares is more than one year on the date of sale.


FOREIGN PERSONS

         Assuming that First Union currently qualifies and has qualified as a domestically controlled REIT, which First Union believes is the case (see "Federal Income Tax Consequences -- Taxation of First Union's Shareholders -- Taxation of Non-U.S. Shareholders" in the accompanying prospectus), and continues to so qualify through the time of any sale of common shares by a foreign person, any gain from such sale should not be subject to U.S. taxation, unless such gain is effectively connected with that person's U.S. trade or business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.


TAXATION OF FIRST UNION

         First Union will not recognize any gain or loss upon (1) the issuance of rights, (2) the receipt of cash for common shares pursuant to the exercise of rights or (3) the lapse of rights.



                              PLAN OF DISTRIBUTION

         The common shares offered hereby are being offered by First Union through the issuance of rights to holders of common shares on the record date.

         Holders of rights who desire to subscribe for common shares in this offering are urged to complete, date and sign the rights certificate and return it to the subscription agent before the offering expires, together with payment in full of the subscription price. See "The Offering." Any questions concerning the procedure for subscribing for the purchase of common shares should be directed to the subscription agent.


         The standby purchasers may be deemed statutory "underwriters" under the Securities Act of 1933 with respect to any common shares they acquire in the offering. Any broker-dealers that participate in the distribution of those common shares may also be deemed to be "underwriters" under the Securities Act of 1933.



                             THE FINANCIAL ADVISOR

         The Company has engaged PaineWebber Incorporated to act as financial advisor in connection with this offering. In this capacity, PaineWebber has provided advice to the Board of Trustees of First Union regarding the terms, structure and timing of this offering. PaineWebber has not agreed to any standby or other arrangements to purchase any rights or any common shares or to solicit exercises of the rights. In addition, PaineWebber does not intend to engage in any stabilization activities with respect to any of First Union's securities and PaineWebber will not engage in any bids for or market making activities in First Union's securities subsequent to the date hereof and prior to the time the offering expires.

         First Union has agreed to pay PaineWebber a fee of $375,000 for its services and has agreed to indemnify PaineWebber against losses incurred by it that arise out of material misstatements or omissions of fact in this prospectus. Of the total fee payable, $187,500 has been paid, and the remaining portion is payable at the time this offering is consummated. PaineWebber has also been engaged by First Union to explore strategic alternatives for Impark and to sell a parking garage in Chicago for customary compensation.

         Other than PaineWebber, First Union has not engaged any financial advisors, brokers or dealers to perform any services for this offering.


                                 LEGAL MATTERS

         The validity of the common shares offered through this prospectus supplement and the accompanying prospectus under Ohio law will be passed upon for First Union by Hahn Loeser & Parks LLP.

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                          SHARES OF BENEFICIAL INTEREST
                                       AND
                RIGHTS TO PURCHASE SHARES OF BENEFICIAL INTEREST

                                 --------------



         First Union Real Estate Equity and Mortgage Investments ("First Union") is a real estate investment trust (a "REIT") whose primary business has been to buy, manage, improve cash flow of and own retail, apartment, office and parking properties throughout the United States and Canada. Currently, First Union is in the process of selling some of its properties. First Union Management, Inc., an affiliate of First Union ("FUMI"), owns a controlling interest in a Canadian parking and management services company. First Union and FUMI have an organizational structure commonly referred to as "stapled," whereby First Union's shares of beneficial interest, par value $1.00 per share ("Common Shares"), are "stapled to" a proportionately equal interest in the common stock of FUMI, subject to certain exceptions. Common Shares may not be issued or transferred without their "stapled" counterparts in FUMI. FUMI's common stock is held in trust for the benefit of the holders of Common Shares.

         Through this prospectus, First Union may periodically offer Common Shares or rights to purchase Common Shares ("Rights"). The specific terms of any offering of Common Shares or Rights by First Union will be described in a prospectus supplement that will accompany this prospectus. If Common Shares are offered, the number of shares, the public offering price and other terms relating to the offer and sale of those shares will be described. If Rights are offered, the number of Rights to be distributed, the record date for shareholders entitled to receive Rights, the number of Common Shares for which Rights are exercisable, the subscription price for each Common Share for which Rights are exercisable, whether Rights are transferable and other terms of the offer and sale of the Common Shares underlying Rights will be described. The total offering price of all Common Shares to be issued under this prospectus may not exceed $157,155,000.

         Common Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "FUR." First Union will apply to list any Common Shares sold under this prospectus on the NYSE.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREIN FOR A DISCUSSION OF THE MATERIAL RISKS THAT SHOULD BE CONSIDERED BEFORE MAKING AN INVESTMENT IN COMMON SHARES.

                                 --------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


THE DATE OF THIS PROSPECTUS IS APRIL 13, 1999.

                              AVAILABLE INFORMATION

         First Union is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning First Union can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Public Reference Section of the Commission may be obtained by calling the Commission at 1 (800) SEC-0330. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including First Union. First Union's outstanding Common Shares and outstanding Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $1.00 par value per share (the "Series A Preferred Shares"), are listed on the NYSE under the symbols, "FUR" and "FURPrA," respectively, and all such reports, proxy material and other information filed by First Union with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         First Union has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by First Union with the Commission (File No. 1-6249) pursuant to the Exchange Act are incorporated by reference into this
Prospectus:

         (1) First Union's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         (2)      First Union's Current Report on Form 8-K filed March 29, 1999;

         (3) First Union's Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 filed April 13, 1999; and

         (4) Description of First Union's Share Purchase Rights included in First Union's Registration Statement on Form 8-A dated March 30, 1990.

         All documents filed by First Union pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is or is deemed to be incorporated by reference herein, modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         First Union will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the oral or written request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to First Union Real Estate Equity and Mortgage Investments, 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937, Attention: Jeanne Gibson, Director of Investor Relations, telephone (216) 781-4030.

           CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

         Any statements in this prospectus and any accompanying prospectus supplement, including any statements in the documents that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

         - the declaration or payment of distributions by First Union and FUMI (the "First Union Companies"),

         -        the ownership, management and operation of properties,

         - potential acquisitions or dispositions of properties, assets or other businesses by the First Union Companies,

         - the policies of the First Union Companies regarding investments, acquisitions, dispositions, financings and other matters,

         - the qualification of First Union as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") and the "grandfathering" rules under Section 269B of the Code,

         -        the real estate industry and real estate markets in general,

         -        the availability of debt and equity financing,

         -        interest rates,

         -        general economic conditions,

         -        supply and customer demand,

         -        trends affecting the First Union Companies,

         - the effect of acquisitions or dispositions on capitalization and financial flexibility,

         - the anticipated performance of the First Union Companies and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization ("EBIDA"), property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing, and

         - the ability of the First Union Companies and of acquired properties and businesses to grow.

         Shareholders are cautioned that, while forward-looking statements reflect the respective companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including, without limitation, the information set forth in "Risk Factors" or in any risk factors in documents that are incorporated by reference in this prospectus and any accompanying prospectus supplement, identifies important factors that could cause such differences. The First Union Companies undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

                                  RISK FACTORS

         Investors should carefully review the information contained elsewhere or incorporated by reference in this prospectus and should particularly consider the following matters with respect to the First Union Companies:


NEW SENIOR MANAGEMENT LACKS PRIOR EXPERIENCE WITH FIRST UNION AND IN OPERATING PUBLIC COMPANIES OR REITS

         In June 1998, First Union appointed William A. Ackman as Chairman of the Board. In November 1998, First Union appointed Daniel P. Friedman as its President and Chief Executive Officer, William A. Scully as Vice Chairman of the Board and David Schonberger and Anne N. Zahner, each as Executive Vice Presidents. Until their appointments, these individuals had little, if any, previous working experience or relationships with First Union or its senior management and other personnel. The failure of the new management team to work effectively with First Union's other senior management could result in the departure of key personnel or disruptions in the operations of First Union, which in turn could have a material adverse effect on First Union's business, financial condition or results of operations.

         In addition, none of the members of the new management team has ever operated or served as an executive officer, director or trustee of a public company or a REIT. The lack of experience with or knowledge of issues that confront public companies or REITs could have an adverse effect on the ability of such individuals to effectively manage the operations of First Union and thereby could have an adverse effect on First Union's business, financial condition or results of operations.


PROPOSED DEPARTURE OF SOME MEMBERS OF SENIOR MANAGEMENT

         Some members of the senior management team that was in place prior to Mr. Friedman's appointment have expressed a desire to leave First Union and are in discussions with First Union regarding the timing and terms of their departure. The departure of these individuals could result in the departure of additional key personnel or disruptions in the operations of First Union, which in turn could have a material adverse effect on First Union's business, financial condition or results of operations.


DIFFICULTIES IN SERVICING DEBT

         As described in "The Company -- Recent Developments," First Union recently negotiated amendments to its principal credit facilities, including its senior credit facility (the "FUR Credit Facility"), the Cdn.$38.8 million credit facility of Imperial Parking Limited, an affiliate of First Union (the "Impark Credit Facility" and, together with the FUR Credit Facility, the "Credit Facilities"), and a loan to First Union from a syndicate of lenders led by Bankers Trust Company (the "Bridge Loan") in an original principal amount of $90 million. Among other things, the amendments require First Union to make significant principal prepayments in April, May and June 1999. As of March 26, 1999, First Union had $167.6 million in principal outstanding under the FUR Credit Facility and the Bridge Loan and Cdn.$35.4 million in principal outstanding under the Impark Credit Facility. The upcoming amortization payments require First Union to reduce the principal amounts outstanding under the FUR Credit Facility and the Bridge Loan to $158.9 million in the aggregate in April 1999, $118.0 million in the aggregate in May 1999 and $88.0 million in the aggregate in June 1999. All remaining principal under the FUR Credit Facility and the Bridge Loan is due on August 11, 1999. First Union is relying on its cash reserves, cash flow from operations, net proceeds from assets sales, net proceeds from financing assets and net proceeds from offerings of Rights and Common Shares under this prospectus to make these principal payments, but there can be no assurance that these sources will provide sufficient funds to enable First Union to make these payments. See "The Company -- Recent Developments" for more information on asset sales. See also "-- Default under the FUR Credit Facility, the Impark Credit Facility and the Bridge Loan" and "-- Debt covenants restrict operating flexibility; failure to comply with debt instruments could cause acceleration of debt."

DEFAULT UNDER THE FUR CREDIT FACILITY, THE IMPARK CREDIT FACILITY AND THE BRIDGE LOAN

         As described in "The Company --Recent Developments," First Union and Impark recently negotiated amendments to, and waivers of any defaults under, the Credit Facilities and the Bridge Loan. The defaults resulted primarily from the failure to comply with various financial covenants. Although the defaults have been waived in principle and the debt instruments have been amended in principle, there can be no assurance that either First Union or Impark will satisfy their respective financial covenants or their respective obligations, including principal and interest repayment obligations, under the FUR Credit Facility, the Bridge Loan or the Impark Credit Facility. If First Union or Impark is unable to satisfy its obligations under either of these facilities or the Bridge Loan, the lenders thereunder may declare all indebtedness outstanding thereunder, together with any accrued interest thereon, due and payable immediately and by such action trigger cross-defaults under other debt instruments. There can be no assurance that First Union or Impark will be able to refinance any of such indebtedness.


DEBT COVENANTS RESTRICT OPERATING FLEXIBILITY; FAILURE TO COMPLY WITH DEBT INSTRUMENTS COULD CAUSE ACCELERATION OF DEBT

         Debt instruments, including the Credit Facilities and the Bridge Loan, to which either of the First Union Companies is currently a party, and to which either of the First Union Companies may become a party, contain and may contain a number of significant covenants that, among other things, restrict in varying degrees either of the First Union Companies from selling assets, incurring additional indebtedness, repaying other indebtedness, paying dividends, creating liens on assets, entering into leases, making investments, loans or advances, making acquisitions, engaging in mergers or consolidations, engaging in certain transactions with affiliates and certain other corporate activities. Each of the First Union Companies' ability to remain in compliance with certain such covenants will depend upon, among other things, its results of operations and may be affected by events beyond its control, including economic, financial and industry conditions. Accordingly, there can be no assurance that either of the First Union Companies will remain in compliance with such agreements and covenants.

         In the event of a default under such instruments or agreements relating to any indebtedness of either of the First Union Companies, the holders of such indebtedness generally will be able to declare all such indebtedness, together with accrued interest thereon, to be due and payable immediately and, in the case of collateralized indebtedness, to proceed against their collateral. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses. Accordingly, the occurrence of a default under any debt instrument could have a material adverse effect on the First Union Companies and may cause First Union to seek protection or relief under applicable bankruptcy laws.


CONTEMPLATED ASSET SALES WILL SHRINK PORTFOLIO AND RETURNS TO SHAREHOLDERS; REPLACEMENT ASSETS MAY NOT PROVIDE GREATER SHAREHOLDER VALUE

         As described in "The Company -- Recent Developments," First Union is in the process of selling various of its residential, retail, office and parking properties. Because First Union intends to apply the net proceeds of these asset sales to repay outstanding indebtedness, its portfolio of properties will be smaller, less diverse and less valuable and will generate less revenue for ultimate distribution to its shareholders. In addition, First Union may elect in the future to sell other assets. To the extent that the net proceeds of any of those asset sales are not used to acquire replacement assets or assets of at least equivalent value, First Union's portfolio of properties will be similarly affected. There can be no assurance that First Union will be able to sell the properties described above on advantageous terms, expeditiously or at all. Moreover, if any of these assets are sold and their net proceeds are applied towards the purchase of replacement assets, there can be no assurance that First Union will be able to acquire replacement assets that will be as valuable as the assets they replace or provide greater returns to First Union and its shareholders.

INCOME AND ACTIVITIES OF FUMI MAY BE ATTRIBUTED TO FIRST UNION UNDER RECENT ANTI-STAPLING LEGISLATION AND MAY THREATEN REIT STATUS

         On July 22, 1998, tax legislation was enacted limiting the "grandfathering" rule applicable to stapled REITs such as First Union (the "Stapled REIT Legislation"). See "-- Dependence on Qualification as a REIT; Tax and Other Consequences if REIT Qualification Lost." Under the Stapled REIT Legislation, the anti-stapling rules provided in the Code apply to real property interests acquired or substantially improved after March 26, 1998 by the First Union Companies, or a subsidiary or partnership in which a ten percent or greater interest is owned by the First Union Companies unless:

         - the real property interests are acquired pursuant to a written agreement that was binding on March 26, 1998 and at all times thereafter or

         - the acquisition of such real property interests was described in a public announcement or in a filing with the Commission on or before March 26, 1998.

Consequently, the income and activities of FUMI with respect to any property acquired by the First Union Companies after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Commission on or before March 26, 1998, will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Code. As described under "Federal Income Tax Consequences -- Taxation of First Union -- General" and "-- Taxation of First Union -- Stapled Stock," these attribution rules may make it more difficult for First Union to qualify as a REIT and may subject First Union to various additional taxes.


IMPROVED PROPERTIES MAY BECOME SUBJECT TO ANTI-STAPLING LEGISLATION UNDER CERTAIN CIRCUMSTANCES AND MAY THREATEN REIT STATUS

         The Stapled REIT Legislation also provides that a property held by a stapled REIT but not subject to the anti-stapling rules would become subject to such rules in the event of either

         - an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of

                  (1) the undepreciated cost of the property (prior to the improvement) or

                  (2) in the case of property acquired where there is a substituted basis, the fair market value of the property on the date it was acquired by the stapled REIT or

         - an addition or improvement that expands beyond the boundaries of the land included in such property.

The Stapled REIT Legislation contains an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter.

         If previously exempt property of the First Union Companies becomes subject to the anti-stapling rules upon the occurrence of any of the events described above, any income generated by, and activities conducted by the First Union Companies through, such properties would be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Code. As described under "Federal Income Tax Consequences -- Taxation of First Union -- General" and "-- Taxation of First Union -- Stapled Stock," these attribution rules may make it more difficult for First Union to qualify as a REIT and may subject First Union to various additional taxes.


OTHER LEGISLATION COULD ADVERSELY AFFECT FIRST UNION'S REIT QUALIFICATION

         Other legislation (including legislation previously introduced, but not yet passed), as well as regulations, administrative interpretations or court decisions, also could change the tax law with respect to First Union's qualification as a REIT and the federal income tax consequence of such qualification. The adoption of any such legislation, regulations or administrative interpretations or court decisions could have a material adverse effect on the results of operations, financial condition and prospects of First Union and could restrict First Union's ability to grow.


DEPENDENCE ON QUALIFICATION AS A REIT; TAX AND OTHER CONSEQUENCES IF REIT QUALIFICATION LOST

         There can be no assurance that First Union has operated in a manner to qualify as a REIT for federal income tax purposes in the past or that it will so qualify in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a stapled REIT such as First Union. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within First Union's control. In addition, First Union's ability to qualify as a REIT is dependent upon its continued exemption from the anti-stapling rules of Section 269B(a)(3) of the Code, which, if they were to apply, would prevent First Union from qualifying as a REIT. The "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a stapled REIT (except with respect to new real property interests, as described above in "-- Income and Activities of FUMI May be Attributed to First Union Under Recent Anti-Stapling Legislation and May Threaten REIT Status") if the REIT and its stapled operating company were stapled on June 30, 1983. On June 30, 1983, First Union was stapled with FUMI. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if for any reason First Union failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to First Union, in which case First Union would not qualify as a REIT for any taxable year from and after 1983. The failure of First Union to qualify as a REIT would have a material adverse effect on First Union's ability to make dividends to its shareholders and to pay amounts due on its indebtedness. See "Federal Income Tax Consequences -- Taxation of First Union."

         If it is determined that First Union did not qualify as a REIT during any of the preceding five fiscal years, First Union potentially could incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service ("IRS"). If First Union were to fail to qualify as a REIT, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if First Union failed to qualify as a REIT in 1983, First Union also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would result in additional tax liability to First Union for the year or years involved. In addition, First Union would no longer be required by the Code to make dividends to its shareholders. To the extent that dividends to shareholders would have been made in anticipation of First Union's qualifying as a REIT, First Union might be required to borrow funds or to liquidate certain of its investments on disadvantageous terms to pay the applicable tax. See "Federal Income Tax Consequences -- Taxation of First Union."

         The failure to qualify as a REIT would also constitute a default under certain debt obligations of First Union, which would generally allow the holders thereof to demand the immediate repayment of such indebtedness. Any acceleration of this indebtedness (including through cross-defaults) could have a material adverse effect on First Union and its ability to make dividends to shareholders and to pay amounts due on this and other indebtedness.


ADVERSE EFFECTS OF REIT MINIMUM DIVIDEND REQUIREMENTS

         In order to qualify as a REIT, First Union is generally required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, if First Union were to dispose of assets acquired in certain acquisitions during the ten-year period following the acquisitions, First Union would be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets that First Union recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Federal Income Tax Consequences -- Taxation of First Union." First Union generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of:

         -        85% of its ordinary income for that year,

         -        95% of its capital gain net income for that year, and

         -        100% of its undistributed income from prior years.

         First Union intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution could require First Union to borrow funds on a short-term basis on disadvantageous terms to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

         Distributions to shareholders by First Union are determined by the Board of Trustees and depend on a number of factors, including the amount of cash available for distribution, financial condition, results of operations, any decision by the Board of Trustees to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, return of capital, or a combination thereof. First Union will provide shareholders with annual statements as to the taxability of distributions.


ABILITY TO OPERATE PROPERTIES DIRECTLY AFFECTS FIRST UNION'S FINANCIAL CONDITION

         First Union's investments will be subject to the risks inherent in owning real estate. The underlying value of First Union's real estate investments, the results of its operations and its ability to make distributions to its shareholders and to pay amounts due on its indebtedness will depend on its ability to operate First Union's properties in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of its operating and other expenses.


ILLIQUIDITY OF REAL ESTATE

         Real estate investments are relatively illiquid. First Union's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If First Union decides to sell an investment, no assurance can be given that First Union will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of First Union's investment.


INCREASES IN PROPERTY TAXES COULD AFFECT ABILITY TO MAKE EXPECTED SHAREHOLDER DISTRIBUTIONS

         First Union's real estate investments are all subject to real property taxes. The real property taxes on properties in which First Union invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Increases in property taxes may have an adverse effect on First Union and its ability to make distributions to shareholders and to pay amounts due on its indebtedness.


ENVIRONMENTAL LIABILITIES

         The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of First Union. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect First Union's ability to borrow by using such real property as collateral.

         Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials or "ACMs," into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of First Union's properties, First Union, FUMI and the other lessees of these properties may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the First Union Companies and their ability to pay amounts due on their indebtedness and with respect to First Union, to make distributions to its shareholders.


COMPLIANCE WITH THE ADA MAY AFFECT EXPECTED DISTRIBUTIONS TO FIRST UNION'S SHAREHOLDERS

         Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that First Union is not in compliance with the ADA could also result in the imposition of fines and/or an award of damages to private litigants. If First Union were required to make modifications to comply with the ADA, there could be a material adverse effect on its ability to pay amounts due on its indebtedness or to make distributions to its shareholders.


UNINSURED AND UNDERINSURED LOSSES

         First Union may not be able to insure its properties against losses of a catastrophic nature, such as earthquakes and floods, because such losses are uninsurable or not economically insurable. First Union will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on its investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by First Union might not be adequate to restore its economic position with respect to such property.


INABILITY TO REFINANCE

         First Union is subject to the normal risks associated with debt and preferred stock financings, including the risk that First Union's cash flow will be insufficient to meet required payments of principal and interest and distributions, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If First Union were unable to refinance the indebtedness on acceptable terms, or at all, First Union might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to First Union, which losses could have a material adverse effect on First Union and its ability to make distributions to shareholders and to pay amounts due on its indebtedness. Furthermore, if a property is mortgaged to secure payment of indebtedness and First Union is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to First Union. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering First Union's ability to meet the REIT distribution requirements of the Code.


RISING INTEREST RATES

         First Union has incurred and expects in the future to incur indebtedness which bears interest at variable rates. Accordingly, increases in interest rates would increase First Union's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on First Union and its ability to make distributions to shareholders and to pay amounts due on its indebtedness or cause First Union to be in default under certain debt instruments. In addition, an increase in market interest rates may cause holders to sell their Common Shares and reinvest the proceeds thereof in higher yielding securities, which could adversely affect the market price for the Common Shares.


IMPACT OF YEAR 2000 ISSUES

         In June 1998, the First Union Companies implemented a multi-step Year 2000 Compliance Project (the "Project") that was intended to assess the ability of their computer systems to properly recognize dates prior to, on, or after January 1, 2000. Any failure by the First Union Companies to correct a material Year 2000 issue could result in the interruption or failure of certain normal business activities or operations. The most reasonable worst case scenarios for First Union are

         - a significant number of tenants at shopping centers will not be able to record sales transactions using their automated equipment or accept credit card transactions, and

         - electric utility companies will not be able to provide power to operate shopping centers, office buildings, apartment complexes or parking facilities.

The most reasonable worst case scenarios for Impark are

         - its financial reporting system will not work on or after January 1, 2000, and

         - parking equipment that has been identified as non-compliant will not accept credit cards from parking patrons at the facilities it manages.

         The First Union Companies expect the total cost of required modifications to achieve Year 2000 compliance to be between $1.0 million and $2.0 million, including enhancements to software programs and upgrades to hardware. If these most reasonable worst case scenarios occurred, they could have a material adverse effect on the First Union Companies' results of operations, liquidity and financial condition.


EXCHANGE RATE LOSSES

         At December 31, 1998, FUMI had approximately $157 million of revenues attributable to Impark's Canadian operations, representing approximately 48% of the First Union Companies' total revenues. First Union does not hedge its foreign currency exposure and does not currently intend to do so in the future.

         First Union recognized a $2.2 million charge during 1998 related to unrealized exchange rate losses on loans to affiliated Canadian companies. As of December 31, 1998, First Union also has recorded a $2.1 million loss from the translation of the Canadian operations as a separate component of shareholders' equity. There can be no assurance that foreign currency rate fluctuations will not have a material adverse effect on First Union's business, financial condition or results of operations in the future.


RESULTS OF OPERATIONS ADVERSELY AFFECTED BY FACTORS BEYOND FIRST UNION'S CONTROL

         Results of operations of First Union's properties may also be adversely affected by, among other things:

         - changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

         - changes in interest rates and in the availability, cost and terms of financing;

         - the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

         - the ongoing need for capital improvements, particularly in older structures;

         - changes in real estate tax rates and assessments and other operating expenses;

         -        adverse changes in governmental rules and fiscal policies;

         -        adverse changes in zoning and other land use laws; and

         - earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond its control.

                                   THE COMPANY

         As used in this prospectus, the terms (1) "First Union" or the "Company" refer to First Union Real Estate Equity and Mortgage Investments and its subsidiaries, (2) "FUMI" refers to First Union Management, Inc. and its subsidiaries, and (3) "Impark" refers to Imperial Parking Limited and its subsidiaries and Impark Services Limited and its subsidiaries, except where it is clear that such terms mean only the parent company in each instance. See also "Glossary" beginning on page G-1 for the definitions of certain other capitalized terms used in this prospectus.

         First Union is a REIT whose primary business has been to purchase, manage, improve cash flow of and own retail, apartment, office and parking properties throughout the United States and Canada. FUMI, an affiliate of First Union, owns a controlling interest in Impark. The First Union Companies have an organizational structure commonly referred to as "stapled," whereby Common Shares are "stapled to" a proportionately equal interest in shares of common stock of FUMI (the "FUMI Shares"), subject to certain exceptions. Common Shares may not be issued or transferred without their "stapled" counterparts in FUMI. FUMI Shares are held in trust for the benefit of the holders of Common Shares.

         First Union owns regional enclosed shopping malls, apartment complexes, office buildings and parking facilities. First Union's portfolio is diversified by type of property, geographical location, tenant mix and rental market. As of December 31, 1998, First Union owned (in fee or under long-term ground leases where First Union is lessee) 21 shopping malls, eight apartment complexes, five office properties, seven parking facilities, and ten parking lots in Canada, as well as land leased to a third party. First Union also owns 50% of another mall in a joint venture with an unrelated party. Currently, First Union is in the process of selling some of its properties.

         First Union was formed as an Ohio business trust in 1961. First Union's principal executive offices are located at 55 Public Square, Suite 1900, Cleveland, Ohio 44113-1937 (telephone number (216) 781-4030) and 551 Fifth Avenue, Suite 1416, New York, New York 10176 (telephone number (212) 905-1100).


RECENT DEVELOPMENTS

         On May 18, 1998, First Union announced that its Board of Trustees had terminated the employment of James C. Mastandrea, Chairman of the Board, Chief Executive Officer and President of First Union prior to such termination, and had appointed Steven M. Edelman, Executive Vice President and Chief Financial Officer of the Company, as Interim Chief Executive Officer. Mr. Edelman served as Interim Chief Executive Officer until November 2, 1998, when the Board of Trustees appointed Daniel P. Friedman as President and Chief Executive Officer. Mr. Friedman was formerly President and Chief Operating Officer of Enterprise Asset Management Inc., a real estate investment firm located in New York City ("Enterprise"). The Board of Trustees also appointed David Schonberger and Anne
N. Zahner as Executive Vice Presidents of First Union. Mr. Schonberger and Ms. Zahner were also previously employed by Enterprise.

         At First Union's Special Meeting of Beneficiaries held on May 19, 1998, following a proxy contest successfully waged by Gotham Partners, L.P. ("Gotham LP"), nine new Trustees were elected to the Board of Trustees and the Board's size was increased from nine to 15 Trustees. Four of the nine new Trustees are principals or employees of Gotham LP and Gotham Partners III, L.P. ("Gotham III LP"), including William A. Ackman, Chairman of the Board. At the time the new Trustees took office on June 3, 1998, three of the six then incumbent Trustees resigned, resulting in three vacancies. William A. Scully and Daniel P. Friedman were elected to the Board of Trustees on October 8, 1998 and November 2, 1998, respectively, filling two of the three vacancies. On November 16, 1998, Mr. Scully was appointed Vice Chairman of the Board, succeeding David P. Berkowitz, who had been Vice Chairman of the Board since June 3, 1998. Mr. Scully is a partner of Apollo Real Estate Advisors, LP, a real estate investment firm located in New York City ("Apollo").

         In June 1998, the lenders under the Credit Facilities determined that a default had occurred under their respective Credit Facilities as a result of the change in the Board's composition (the "Board Change Default"). However, the lenders under both Credit Facilities granted temporary waivers with respect to the Board Change Default and also granted First Union and Impark relief from compliance with certain financial covenants under the Credit Facilities.

         To help stabilize First Union's financial condition, the Board suspended First Union's quarterly dividend on its Common Shares, effective as of the quarter ended June 30, 1998, and instituted an annual dividend policy. The Board intends to make the minimum amount of distributions to shareholders required to maintain First Union's REIT status. See "Federal Income Tax Consequences -- Taxation of First Union -- Annual Distribution Requirements."

         On July 22, 1998, the Stapled REIT Legislation was enacted limiting the "grandfathering" rule applicable to Stapled REITs, such as First Union. As a result, the income and activities of FUMI with respect to any real property interests acquired by the First Union Companies after March 26, 1998 will be attributed to First Union for purposes of determining whether First Union qualifies as a REIT under the Code. First Union believes that there may be certain advantages, however, to maintaining its stapled REIT status and is in the process of considering the advantages of retaining such structure. The Stapled REIT Legislation nevertheless limits the benefits of the stapled REIT structure, and there can be no assurance that First Union will be able to take advantage of its stapled REIT status or maintain such structure in the future. See "Risk Factors -- Income and activities of FUMI may be attributed to First Union under recent anti-stapling legislation and may threaten REIT status."

         In July 1998, First Union commenced a tender offer to repurchase all $100 million principal amount of its 8-7/8% Senior Notes due 2003 (the "Senior Notes") for $970 per $1,000 principal amount of Senior Notes, plus accrued and unpaid interest. Concurrently with the tender offer, First Union conducted a consent solicitation and offered a consent payment of $30 per $1,000 principal amount of Senior Notes to amend the indenture governing the Senior Notes and to terminate listing of the Senior Notes on the NYSE. Prior to its amendment, the Senior Notes indenture required First Union to offer to repurchase the Senior Notes at 101% of their principal amount if within 90 days following the date of a "change of control," the rating of the Senior Notes by both Standard & Poor's Corporation ("S&P") and Moody's Investors Services, Inc. ("Moody's") declined by one or more rating gradations. In April 1998, S&P placed First Union on Credit Watch and in November 1998, S&P downgraded First Union's debt rating. In June 1998, Moody's placed the Senior Notes under review for possible downgrade and in October 1998, Moody's downgraded its rating for the Senior Notes.

         In August 1998, through the tender offer and consent solicitation, holders of approximately 88% of the outstanding Senior Notes consented to the indenture amendments and delisting, and First Union purchased approximately $88 million principal amount of the Senior Notes. The repurchase of the Senior Notes was financed with the proceeds of the Bridge Loan. The lenders under the Bridge Loan were Bankers Trust Company, as agent for the lenders and as a lender, and BankBoston, N.A., Blackacre Bridge Capital, Elliott Associates, Gotham LP, Gotham III LP and Wellsford Capital, each as syndicate members.

         At the time the Bridge Loan was funded, the terms of the Bridge Loan required that First Union conduct a Rights offering to raise funds to repay all amounts outstanding under the Bridge Loan. To satisfy these obligations, First Union filed this Registration Statement to register for issuance Rights and Common Shares and secured standby purchase commitments to ensure that the proceeds of the Rights offering would be at least sufficient to repay all amounts outstanding under the Bridge Loan. The standby purchasers were Elliott Associates, Gotham LP and Gotham III LP.

         In 1998, First Union recognized $20.5 million of expenses primarily in connection with the proxy contest and the change in the Board's composition. These expenses included $4.8 million of proxy expenses and related legal fees incurred by First Union, Gotham LP and Gotham III LP; $1.5 million in other professional fees to avoid the change of the Board's composition; $3.4 million for cash severance and vesting of restricted stock for Mr. Mastandrea, First Union's terminated Chairman of the Board, Chief Executive Officer and President; $4.7 million for vesting of restricted stock granted to other employees of the First Union Companies; and $6.1 million of severance expenses related to employee change-in-control and termination agreements (the "Change-in-Control Expenses"). First Union also recognized the loss of a $2.25 million deposit when First Union did not close on the purchase of a parking facility because the Board of Trustees believed that the contract to acquire the parking facility, which was approved prior to a change in June 1998 of a majority of the Board, was on disadvantageous terms. First Union partially offset this loss by assigning the contract to a third party for $200,000 in the fourth quarter of 1998. In addition, because of the adoption of a new accounting pronouncement related to "contingent rents," First Union recorded no percentage rent from tenants in the third quarter of 1998, which resulted in a decrease of $1.5 million in revenues in the quarter (the "Percentage Rent Deferral"). The Change-in-Control Expenses and Percentage Rent Deferral also negatively affected net income and funds from operations.

         The Change-in-Control Expenses and the Percentage Rent Deferral, as well as certain foreign currency mark-to-market losses, were largely responsible for First Union's inability to satisfy financial covenants under the FUR Credit Facility and the Bridge Loan during the third quarter of 1998. In addition, Impark was not in compliance with the leverage and interest coverage ratios under the Impark Credit Facility. In January 1999, First Union and Impark reached an agreement with their respective lenders to amend the FUR Credit Facility, the Impark Credit Facility and the Bridge Loan. See "Risk Factors -- Default under the FUR Credit Facility, the Impark Credit Facility and the Bridge Loan."

         The lenders under the FUR Credit Facility agreed to modify the debt service and interest coverage requirements and the methodology for calculating net income by excluding certain non-recurring or extraordinary charges or expenses, including percentage rent on a pro forma basis, and eliminating any expense or adjustment in any fiscal quarter relating to any non-cash foreign currency mark-to-market expense or adjustment. In addition, the lenders under the FUR Credit Facility extended the waiver with respect to the Board Change Default until June 30, 1999. In consideration for these modifications, First Union paid the lenders an $825,000 fee. Concomitantly with the covenant modifications and the waiver extension, the lenders reduced their maximum commitment under the FUR Credit Facility from $125 million to $110 million. The lenders also increased the interest rate under the facility from the Eurodollar rate plus 200 basis points or the prime rate to the Eurodollar rate plus 300 basis points or the prime rate plus 50 basis points. The lenders and First Union have more recently agreed, in principle, that the maximum commitment under the FUR Credit Facility will be $105 million, and on April 30, 1999 it will be reduced to $80 million, and on June 30, 1999 it will be reduced to $50 million. This agreement in principle also contemplates that First Union's minimum net worth requirement will be modified, that there will be restrictions on future borrowings for purposes other than tenant improvement costs and that $9.0 million of the net proceeds from First Union's proposed Rights offering will be used to repay amounts outstanding under the FUR Credit Facility.

         The lenders under the Impark Credit Facility agreed to

         - modify the interest coverage and leverage requirements and the methodology for determining earnings before interest, taxes, depreciation and amortization by adjusting for certain non-recurring or extraordinary charges or expenses for each of the quarters ended September 30, 1998 through September 30, 1999 and

         - decrease the margin added to the Canadian Bankers Acceptance interest rate from 175 basis points to 150 basis points.

In addition, the lenders extended the waiver with respect to the Board Change Default until June 30, 1999. In consideration for these amendments and the waiver extension, the principal balance under the Impark Credit Facility was reduced from Cdn.$50 million to Cdn.$38.8 million, Impark paid the lenders a fee of Cdn.$388,400, and First Union issued an $8 million letter of credit under the FUR Credit Facility as collateral for Impark's obligations and agreed to provide an additional $5 million in collateral for such obligations on August 11, 1999.

         The lenders under the Bridge Loan agreed to amend the Bridge Loan by extending the maturity of the loan to August 11, 1999, incorporating the revised covenants in the FUR Credit Facility into the Bridge Loan and modifying First Union's obligation to conduct a Rights offering to raise funds to repay all amounts outstanding under the Bridge Loan. The Bridge Loan originally contemplated a Rights offering that would raise proceeds at least sufficient to repay all amounts outstanding under the Bridge Loan. The amendments to the Bridge Loan now enable First Union to conduct one or more Rights offerings sufficient to pay off amounts outstanding under the Bridge Loan when due and payable. In consideration for these amendments, First Union paid such lenders a fee of $300,000 and agreed to

         - reduce the outstanding principal balance under the Bridge Loan to less than $70 million by March 31, 1999 and to less than $50 million by May 31, 1999,

         - increase the lenders' interest rate on the loan from 9.875% to 12% per annum, and

         -        pay

                  (1) on February 11, 1999 a fee of 1% of the outstanding principal amount of the loan on such date,

                  (2) a fee in an amount equal to 50 basis points of the outstanding principal amount of the loan on March 31, 1999 if the outstanding principal balance of the loan is in excess of $60 million on March 31, 1999, and

                  (3) a fee in an amount equal to 50 or 100 basis points of the outstanding principal amount of the loan on May 31, 1999, depending on the loan balance outstanding at May 31, 1999.

The lenders under the Bridge Loan and First Union have more recently agreed, in principle, to require First Union to reduce the outstanding principal balance under the Bridge Loan to less than approximately $38 million by May 15, 1999 and to allow $9.0 million of the net proceeds from First Union's proposed Rights offering that would otherwise be used to repay a portion of the Bridge Loan extended by three of these lenders to be used to repay amounts outstanding under the FUR Credit Facility. Although the $9.0 million in principal will remain outstanding under the Bridge Loan, it will be considered paid for purposes of the mandatory repayment of principal described above. This $9.0 million portion of the Bridge Loan will bear interest at 15% per annum and mature on August 11, 1999. See "Risk Factors --Default under the FUR Credit Facility, the Impark Credit Facility and the Bridge Loan." First Union and Impark intend to repay, to the extent possible, the amounts outstanding under the Credit Facilities by June 30, 1999, the date the waivers with respect to the Board Change Default expire. However, if they are unable to do so, they will either refinance the indebtedness or negotiate extensions of those waivers.

         In November 1998, Mr. Friedman, Ms. Zahner and Mr. Schonberger entered into four-year employment agreements, which provide total cash compensation of $340,000, $200,000 and $200,000 per annum (increasing 5% per year), respectively, and option grants on 1,080,000, 360,000 and 360,000 Common Shares, respectively. The options are exercisable ratably over four years. The options for 50% of the Common Shares have an exercise price of $6.50 and the options for the other 50% of the Common Shares have an exercise price of $8.50. The options also have a cost of capital feature, which provides that starting May 3, 2000, the exercise price will increase by 10% per annum, less the amount of per share dividends or other distributions to shareholders. Mr. Friedman, Ms. Zahner and Mr. Schonberger are also entitled to options to purchase additional shares equal to 3%, 1% and 1%, respectively, of the shares issued by the Company in connection with raising an additional $120,000,000 of equity. Such options will have an exercise price equal to the purchase price of the shares offered for sale.

         Also in November 1998, in consideration for various services previously provided to First Union, the Company paid Enterprise a consulting fee and expense reimbursement of $750,000 and issued Enterprise ten-year warrants for 500,000 Common Shares exercisable at $10.00 per Common Share.

         In January 1999, Charles E. Huntzinger was appointed President and Chief Executive Officer of Impark. He was formerly Regional Vice President of Central Parking, one of the largest parking companies in North America. Paul T. Clough, the former President and Chief Executive Officer of Impark, remains Chairman of Impark.

         In March 1999, First Union agreed, in principle, to amend its standby purchase arrangements with Gotham LP and Gotham III LP. Among other things, the parties agreed, in principle, that

         - Gotham Partners International, Ltd. would be added as another standby purchaser,

         - First Union would conduct a Rights offering for at least $20 million (the "First Offering") and for which the standby purchasers would "standby" to purchase up to such number of Common Shares that would result in gross proceeds to First Union of the lesser of $50 million and the amount of the First Offering,

         - First Union would pay the standby purchasers an amount equal to 4% of their maximum standby commitment in the First Offering, whether or not the First Offering is completed. Each of the standby purchasers is entitled to its pro rata portion of the payment based on its share of the standby commitment. Although the Gotham entities are collectively entitled to receive $2,000,000 of the payment, they agreed to accept only $1,800,000,

         - the standby purchasers would have certain customary rights to terminate their respective obligations, and

         -        the standby purchase commitment would expire August 11, 1999.

         First Union is currently negotiating with Elliott Associates to include it as a standby purchaser for 2/9ths of the standby purchasers' commitments. If First Union reaches an agreement with Elliott Associates, the Gotham entities' standby purchase obligations and fee would be reduced accordingly. To enable First Union to conduct a second Rights offering (the "Second Offering"), First Union and the Gotham entities have agreed, in principle, that the Gotham entities would "standby" to purchase such number of Common Shares that would result in gross proceeds to First Union of the lesser of $40 million and the aggregate principal amount outstanding under the Bridge Loan. The standby purchasers would be entitled to an aggregate payment of 4% of their maximum standby commitment in connection with any Second Offering, which would not be contingent upon the closing of such Second Offering. First Union and the standby purchasers are currently seeking the consent of the lenders under the Bridge Loan to the revised terms of the standby commitments.

         First Union sold its Woodland Commons shopping center in Buffalo Grove, Illinois in February 1999, its Beck Building in Shreveport, Louisiana in March 1999, and its Sutter Buttes office center in Marysville, California in April 1999. First Union has also signed contracts to sell one office building and nine shopping centers. It is also presently engaged in arranging new non-recourse financing for four apartment complexes, two office properties and a shopping center. The net book value as of December 31, 1998 and net operating income for 1998 of the assets sold in 1999 and being sold are $144.0 million and $17.0 million, respectively. The net book value as of such date and net operating income for such period of the assets being financed are $73.1 million and $8.8 million, respectively. If these transactions are completed on terms and conditions substantially similar to those expected by management, First Union anticipates it will receive aggregate gross proceeds of approximately $197.3 million and net proceeds of approximately $179.9 million after payment of mortgage indebtedness, transaction expenses, and prepayment penalties (but before any payment of indebtedness under the Credit Facilities, which indebtedness is secured by certain of these assets). If the assets securing the indebtedness under the FUR Credit Facility are financed, the net proceeds will be applied towards the repayment of that indebtedness. First Union estimates that those assets would generate approximately $54.1 million of the approximately $179.9 million in net proceeds described above. The net proceeds generated from sales of assets and from other financings will be used to repay all of the then outstanding indebtedness under the Bridge Loan (after applying the net proceeds from any offering of Rights or Common Shares under this prospectus). As a result of these transactions, First Union is likely to incur approximately $20.8 million of taxable gain. There can be no assurance, however, that these sales or financings will be consummated or that they will be consummated based upon the above terms and conditions. See "Risk Factors - Contemplated asset sales will shrink portfolio and returns to shareholders; replacement assets resulting from other assets sales may not provide greater shareholder value," " - Illiquidity of real estate" and " - Inability to refinance."

         To comply with the reporting requirements of Statement of Financial Accounting Standards No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of), First Union recorded a noncash charge for the year ended December 31, 1998 to reflect a loss on assets held for sale and an impairment on assets held for use of $51 million. First Union recorded $36 million in unrealized losses on the carrying value of assets held for sale based on the receipt of initial bids from potential purchasers at lower than the net book value of these assets. With respect to the assets held for use, Impark recorded a $15 million reduction in goodwill. In calculating the charge for impaired assets held for use, management estimated future undiscounted cash flows, which indicated impairment of the net book value of the assets to be written down, including goodwill. The cash flows were discounted to a present value, which was compared to the net book value of the assets, including goodwill. The difference was recognized as an expense and reduced the amount of goodwill. Although the write-off for assets held for sale is based on actual bids, there can be no assurance that these bids will remain firm or that the actual sale prices of these assets will ultimately reflect at least the values of the bids. Although management determined the impairment on assets held for use based on its best estimate of the future undiscounted cash flows for these assets and used what it deemed to be a reasonable discount rate, there can be no assurance that the estimate will approximate actual cash flows or that the discount rate applied is appropriate.

BUSINESS STRATEGY

         In light of the change in the Board's composition, the Stapled REIT Legislation and other strategic and business considerations, the Board is currently re-evaluating First Union's overall business plan. Among other things, the Board is reviewing First Union's capital, operational and management structure, analyzing First Union's assets to assess their ongoing potential to contribute to shareholder value and marketing its retail portfolio. Various professionals have been engaged by First Union and are assisting the Board in its reviews and analyses.

         In the short-term, First Union intends to repay the amounts due under the Bridge Loan and the FUR Credit Facility, in whole or in part, with the proceeds of certain asset sales and offerings of Common Shares (including through Rights offerings) and with any proceeds from the refinancing of any of the Company's indebtedness. First Union has terminated its management agreements with FUMI, and now manages its retail, apartment and office portfolios, and has entered into third-party leases for the parking facilities it owns. Other than Messrs. Friedman and Schonberger and Ms. Zahner, the individuals who now manage, as employees of First Union, First Union's retail, apartment and office portfolios, are the individuals who previously managed such portfolios as employees of FUMI.

         In the long-term, the Board will, among other things, consider certain opportunistic real estate investments where, for example,

         - sellers are seeking liquidity for their private real estate portfolios and may be interested in maintaining management positions with respect to such real estate assets,

         - management talent is an instrumental part of the overall real estate acquisition or

         - legal, tax, financing or other complexities make it difficult for traditional purchasers to pursue the transaction. First Union may also in the future transfer its assets to an operating partnership to be controlled by First Union (commonly referred to as an "UPREIT") in exchange for interests in such operating partnership.


YEAR 2000 COMPLIANCE PROJECT

         In June 1998, the First Union Companies implemented the Project which was intended to assess the ability of their computer systems to properly recognize dates prior to, on, or after January 1, 2000 and to ensure that such systems were Year 2000 compliant as soon as possible. The Project addresses three main areas: (a) Information Technology Systems; (b) Process Control and Instrumentation; and (c) Third Party Tenants, Suppliers and Customers. The general phases of the Project are as follows:

         - inventorying systems and equipment that may be affected by the Year 2000 issue;

         -        assigning priorities to the items identified;

         - evaluating the Year 2000 compliance of items deemed to be critical to the First Union Companies' operations;

         -        testing critical items;

         - repairing or replacing critical items that are determined not to be Year 2000 compliant; and

         - developing and implementing contingency plans for each location.

         As of September 30, 1998, the inventory and priority assessment phases of the Project were completed. The testing of critical items, which are those believed by the First Union Companies to involve a risk to the safety of individuals, or that may cause damage to property, or affect revenues, is being performed and is expected to be completed in the first quarter of 1999.

         The Information Technology Systems section of the Project consists of all computer hardware and software. These systems are primarily used for accounting and financial reporting as well as property management purposes throughout the First Union Companies' operations. Impark uses other systems, mainly for revenue control purposes at the parking facility level. The testing phase is ongoing as hardware and software are remediated, upgraded or replaced. Currently, Impark's accounting and financial reporting systems are not Year 2000 compliant; these systems will be replaced by a new general-purpose financial reporting and general ledger package by September 30, 1999. In addition, new hardware and software are being installed at various properties and subsidiaries, which is anticipated to be completed by June 30, 1999.

         The Process Control and Instrumentation section of the Project includes the hardware, software and associated embedded computer chips that are used in the operations of certain facilities owned by the First Union Companies. Testing and repair of this equipment is in process. The First Union Companies' evaluation of these items and communications with manufacturers and suppliers revealed that the majority of this equipment is mechanical in nature and is not date-sensitive, and accordingly will not require remediation or replacement to function properly in the Year 2000. Contingency planning is in process, and all repair and testing is expected to be completed by June 30, 1999.

         The Third Party Tenants, Suppliers and Customers section of the Project includes the process of identifying critical suppliers and customers and obtaining information from them regarding their plans and progress in addressing the Year 2000 issue. A written notice regarding the Year 2000 issue was sent to all tenants occupying space at properties owned by First Union and to landlords of parking facilities operated by Impark. Additionally, inquiries have been forwarded to critical third parties (primarily financial institutions and utility service providers), and responses are currently being obtained and evaluated. These evaluations will be followed by the development of contingency plans. All activities for this section are expected to be completed by June 30, 1999.

         For information regarding the anticipated remaining cost of Year 2000 compliance and possible impact of Year 2000 issues on the First Union Companies operations and financial condition, see "Risk Factors -- Impact of Year 2000 issues."


                                 USE OF PROCEEDS

         Except as may be otherwise specified in any prospectus supplement, First Union intends to use the net proceeds from the sale of any Common Shares hereunder for general corporate purposes, including the repayment of indebtedness under the Bridge Loan and the FUR Credit Facility. As of March 26, 1999, approximately $78.9 million was outstanding under the Bridge Loan and approximately $88.7 million was outstanding under the FUR Credit Facility. Borrowings under the Bridge Loan generally accrue interest at a rate of 12% per annum and mature on August 11, 1999. Amounts outstanding under the FUR Credit Facility bear interest at either LIBOR plus 3% annually or the base rate of the agent bank of the FUR Credit Facility plus 1/2% annually and mature on August 11, 1999. As described in "The Company -- Recent Developments," indebtedness under the Bridge Loan was incurred by First Union to fund the repurchase of the Senior Notes in August 1998.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

         The Common Shares are listed on the NYSE under the symbol "FUR." The following table sets forth the high and low sales prices of the Common Shares on the NYSE and the distributions declared, for the periods indicated.

                                                        HIGH              LOW          DISTRIBUTION
                                                        ----              ---          ------------
   1997
   First Quarter................................     $ 14 1/2         $ 11 5/8            $ .11
   Second Quarter...............................       14 1/4           12 3/4              .11
   Third Quarter................................       14 1/8           12 5/8              .11
   Fourth Quarter...............................      16 5/16          13 5/16              .11

   1998
   First Quarter................................    $ 16 5/16         $ 10 5/8           $  .11
   Second Quarter...............................      11 5/16            8 1/2              (1)
   Third Quarter...............................         9 5/8            5 1/8              (1)
   Fourth Quarter...............................        6 1/8            3 3/8              (1)

   1999
   First Quarter................................      $ 6 1/4          $ 3 7/8              (1)
   Second Quarter (through April 7, 1999).......       4 5/16            3 7/8              (1)


-------------
(1) On June 15, 1998, the Board of Trustees announced that it was suspending First Union's quarterly distribution and instituting a new annual distribution policy.

         The closing price of the Common Shares on the NYSE on April 7, 1999 was $4.0625 per share. On March 26, 1999, First Union had approximately 31,376,105 Common Shares outstanding, owned by approximately 11,000 beneficial holders. First Union had 1,349,000 Series A Preferred Shares outstanding as of March 26, 1999. The Series A Preferred Shares are listed on the NYSE under the symbol "FURPrA." The closing price of the Series A Preferred Shares on the NYSE on March 26, 1999 was $20.875 per share.

         To qualify as a REIT, First Union is required to make distributions (other than capital gain distributions) to its shareholders in amounts at least equal to

         -       the sum of

                  (1) 95% of its "REIT taxable income" (computed without regard to the dividends-paid deduction and its net capital gain) and

                  (2) 95% of the net income (after tax), if any, from foreclosure property,

         minus

         -        the sum of certain items of noncash income.

         On June 15, 1998, First Union suspended its quarterly distributions on its Common Shares and, in lieu thereof, instituted an annual distribution policy. With this new policy, First Union intends to make only the minimum required distributions to maintain REIT status and to maximize the amount of capital retained for operations, debt repayment or future acquisitions. To the extent that First Union does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. See "Federal Income Tax Consequences -- Taxation of First Union -- Annual Distribution Requirements" elsewhere in this prospectus.

         Furthermore, if First Union fails to distribute for each calendar year at least the sum of

         -        85% of its REIT ordinary income for such year,

         -        95% of its capital gain net income for such year, and

         - 100% of its undistributed taxable income from prior calendar years,

First Union will be subject to a 4% nondeductible excise tax on the excess of such required distributions over the amounts actually distributed.

         The declaration and payment of distributions is subject to the discretion of the Board of Trustees and is dependent upon the financial condition and operating results of First Union.

         For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. For a discussion of the federal income taxation of distributions to holders of Common Shares, see "Federal Income Tax Consequences -- Taxation of First Union's Shareholders -- Taxation of Taxable U.S. Shareholders," and "Federal Income Tax Consequences -- Taxation of Non-U.S. Shareholders -- DISTRIBUTIONS FROM FIRST UNION" as applicable, elsewhere in this prospectus. First Union annually notifies shareholders of the taxability of distributions paid during the preceding year. For federal income tax purposes, approximately 96.9% of the distributions for 1998 were treated as capital gain and approximately 3.1% of such distributions were treated as ordinary income.

         Under federal income tax rules, First Union's earnings and profits are first allocated to its Series A Preferred Shares, to the extent any Series A Preferred Shares are outstanding, which may increase the portion of the Common Share distribution classified as a return of capital. All of the distributions on the Common Shares were taxable income to First Union's holders for calendar year 1998.

                                   MANAGEMENT

         The executive officers and Trustees of First Union, and their ages as of March 29, 1999, are as follows:



                            NAME                                 AGE                       POSITION
                            ----                                 ---                       --------
William A. Ackman.........................................        32      Chairman of the Board and Trustee
William A. Scully.........................................        37      Vice Chairman of the Board and Trustee
Daniel P. Friedman........................................        41      President, Chief Executive Officer and
                                                                          Trustee
Steven M. Edelman.........................................        44      Executive Vice President and Chief
                                                                          Financial Officer
John J. Dee...............................................        47      Senior Vice President and Chief
                                                                          Accounting Officer
Paul F. Levin.............................................        52      Senior Vice President, General Counsel
                                                                          and Secretary
David Schonberger.........................................        44      Executive Vice President
Anne N. Zahner............................................        43      Executive Vice President
Daniel J. Altobello.......................................        58      Trustee
David P. Berkowitz........................................        37      Trustee
William E. Conway.........................................        71      Trustee
Allen H. Ford.............................................        70      Trustee
Stephen J. Garchik........................................        45      Trustee
Russell R. Gifford........................................        59      Trustee
David S. Klafter..........................................        44      Trustee
Daniel Shuchman...........................................        33      Trustee
Stephen S. Snider.........................................        42      Trustee
Mary Ann Tighe............................................        50      Trustee
James A. Williams.........................................        56      Trustee

         William A. Ackman. Mr. Ackman has been Chairman of the Board of Trustees of First Union since June 1998. Since January 1, 1993, through a company he owns, Mr. Ackman has acted as co-investment manager of Gotham LP, Gotham III LP and Gotham International Advisors, L.L.C. ("Gotham International"). From January 1, 1993 until October 1, 1998, through a company he owns, Mr. Ackman acted as a co-investment manager of Gotham Partners II, L.P. ("Gotham II LP"). Gotham II LP was dissolved in October 1998. Since before January 1, 1993, Mr. Ackman has served as Vice President, Secretary and Treasurer of GPLP Management Corp. ("GPLP"), the Managing Member of Gotham Partners Management Co. LLC, an investment management firm ("GPM"). Mr. Ackman was a general partner of Section H Partners, L.P. ("Section H"), the General Partner of the Gotham LP and Gotham II LP investment funds, from before January 1993 through September 1993. Mr. Ackman has been the President, Secretary and Treasurer of Karenina Corporation, a general partner of Section H, since October 1993.

         William A. Scully. Mr. Scully has been a Trustee of First Union since September 1998 and Vice Chairman of the Board of Trustees of First Union since November 1998. Mr. Scully has been a partner of Apollo since 1996 and is responsible for new investments and investment management. From 1994 to 1996, Mr. Scully was a Senior Vice President of O'Connor Capital, Inc., the general partner of The Argo Funds, and the Director of Acquisitions for The Argo Funds. From 1993 to 1994, Mr. Scully directed private investment activities for entities related to Clark Construction and The Carlyle Group, primarily in land development projects in suburban Washington, D.C. Mr. Scully was a member of GE Capital's portfolio acquisitions group from 1991 to 1993.


         Daniel P. Friedman. Mr. Friedman has been President, Chief Executive Officer and a Trustee of First Union since November 1998. He was President and Chief Operating Officer of Enterprise from June 1996 to November 1998 and was Executive Vice President and Chief Operating Officer of Enterprise from February 1992 to June 1996. At Enterprise, he was responsible for asset management and new business development. From September 1994 to November 1998, Mr. Friedman was a manager of all the Cheshire Limited Liability Companies ("Cheshire"). Cheshire acquires and restructures non-performing underlying residential co-op mortgage loans and unsold co-op apartments. From May 1993 to December 1997, Mr. Friedman was a board member of Emax Advisors, Inc. From May 1993 to December 1996, he was a board member of Emax Securities, Inc. (a NASD broker/dealer) (together with Emax Advisors, Inc., the "Emax Companies"). The Emax Companies are real estate investment banking companies that provide capital and advisory services for real estate transactions.

         Steven M. Edelman. Mr. Edelman has been Chief Financial Officer of First Union since February 1997 and Executive Vice President since November 1998. From June 1998 until November 1998, he served as Interim Chief Executive Officer of First Union. From January 1996 to January 1997, Mr. Edelman served as Executive Vice President, Chief Investment Officer of First Union. He was Senior Vice President, Chief Investment Officer of First Union from March 1995 to December 1995, Senior Vice President, Asset Management from July 1992 to February 1995, Vice President, Acquisitions from December 1985 to June 1992, Assistant Vice President, Acquisitions from January 1985 to November 1985, Acquisition Analyst from February 1984 to December 1985, Assistant Controller from July 1982 to January 1984 and an internal auditor from June 1980 to June 1982. Mr. Edelman was an auditor with Touche Ross & Co. from 1978 to 1980.

         John J. Dee. Mr. Dee has been Senior Vice President and Chief Accounting Officer of First Union since February 1996. He served as Senior Vice President and Controller of First Union from July 1992 to February 1996, Vice President and Controller from December 1986 to July 1992, Controller from April 1981 to December 1986, Assistant Controller from December 1979 to April 1981 and Accounting Manager from August 1978 to December 1979.

         Paul F. Levin. Mr. Levin has been Senior Vice President, General Counsel and Secretary since December 1994. He served as Vice President, General Counsel and Secretary from May 1989 to November 1994. Mr. Levin was a principal of Schwarzwald, Robiner, Rock & Levin, a Legal Professional Association, from 1981 to 1989, an Associate of Gaines, Stern, Schwarzwald & Robiner Co., L.P.A. from 1979 to 1980 and an Assistant Director of Law, City of Cleveland, Ohio, from 1975 to 1978.

         David Schonberger. Mr. Schonberger has been Executive Vice President of First Union since November 1998, where he is primarily responsible for retail, office and residential projects. From November 1997 to November 1998, he was Senior Vice President of Enterprise. At Enterprise, he was responsible for retail and raw land development projects. Since January 1990, Mr. Schonberger has been Director of Legacy Construction Corp., a privately held leasing and project management company specializing in institutional property management and oversight of specialty construction and development projects. In February 1996, Legacy Construction Corp. merged with Peter Elliot Corporation to form Peter Elliot LLC. From February 1996 to October 1997, Mr. Schonberger served as treasurer and manager of Peter Elliot LLC.

         Anne N. Zahner. Ms. Zahner has been Executive Vice President of First Union since November 1998, where she is primarily responsible for the retail division. She was Executive Vice President of Enterprise from March 1996 until November 1998. At Enterprise, she was primarily responsible for Enterprise's asset management and new business development. From November 1990 until March 1996, Ms. Zahner was a director and Vice President of Travelers Insurance Company, at Travelers Realty Investment Co., where she was responsible for asset management and sales and investment recovery.

         Daniel J. Altobello. Mr. Altobello has been a Trustee of First Union since June 1998. He has been the Chairman of the Board of ONEX Food Services, Inc., an airline catering company and a partner in Ariston Investment Partners, a consulting firm, since September 1995. Mr. Altobello was the Chairman, President and Chief Executive Officer of Caterair International Corporation, an airline catering company, from before January 1, 1993 until September 1995. Mr. Altobello is a member of the Boards of Directors of American Management Systems, Inc., Colorado Prime Corporation, Care First, Inc., Care First of Maryland, Inc., Mesa Air Group, Inc., World Airways, Inc. and Sodexho Marriott Services, Inc.

         David P. Berkowitz. Mr. Berkowitz has been a Trustee of First Union since June 1998. From June 1998 until November 1998, he was Vice Chairman of the Board of Trustees of First Union. Since January 1, 1993, through a company he owns, Mr. Berkowitz has acted as a co-investment manager of Gotham LP, Gotham III LP and Gotham International. From January 1, 1993 until October 1, 1998, through a company he owns, Mr. Berkowitz acted as a co-investment manager of Gotham II LP. Gotham II LP was dissolved in October 1998. Since before January 1, 1993, Mr. Berkowitz has served as President of GPLP. Mr. Berkowitz was a general partner of Section H from before January 1993 through September 1993. Mr. Berkowitz has been the President, Secretary and Treasurer of DPB Corporation, a general partner of Section H, since October 1993.

         William E. Conway. Mr. Conway has been a Trustee of First Union since 1985. Mr. Conway has been Chairman of Fairmont Minerals Ltd. ("Fairmont"), a miner and processor of industrial minerals, since 1978, and was Chairman and Chief Executive Officer of Fairmont from 1978 to 1996. Mr. Conway was a Group Vice President of Midland-Ross Corporation, a diversified capital goods manufacturer, from 1974 to 1978, and was Executive Vice President, Administration of Diamond Shamrock Corporation ("Diamond Shamrock"), a producer of chemicals, petroleum and related products, from 1970 to 1974. Mr. Conway is a director of The Huntington National Bank of Ohio and a trustee of The Cleveland Clinic Foundation and University School.

         Allen H. Ford. Mr. Ford has been a Trustee of First Union since 1983. He is a consultant and was, from 1981 to 1986, Senior Vice President Finance and Administration of The Standard Oil Company (BP America), an integrated domestic petroleum company. Mr. Ford was Corporate Executive Vice President and Unit President from 1976 to 1980, Vice President, Finance, from 1969 to 1976, and Treasurer during 1969 of Diamond Shamrock. Mr. Ford is a director of Gliatech, Inc. and Parker Hannifin Corporation, and is a trustee and former Chairman of Case Western Reserve University, a trustee of the Musical Arts Association (Cleveland Orchestra), University Hospitals of Cleveland, the Western Reserve Historical Society, and University Circle, Inc. He is also a trustee and former Chairman of the Edison BioTechnology Center.

         Stephen J. Garchik. Mr. Garchik has been a Trustee of First Union since June 1998. He has served as President of The Evans Company, a commercial real estate development and management firm, since before January 1, 1993. Since July 1996, Mr. Garchik has been the Chairman of Gotham Golf Partners, L.P.

         Russell R. Gifford. Mr. Gifford has been a Trustee of First Union since 1991. He is a partner with The Gifford Group, a corporate and customer relations consulting company. He was Chief Operating Officer of the Cleveland Public School System from June 1998 to March 1999. He was President of CNG Energy Services Corporation ("CNG"), an unregulated energy marketing company providing gas and electric energy services throughout North America, from 1994 to 1997. He was President and Chief Executive Officer of The East Ohio Gas Company ("East Ohio"), Cleveland, Ohio, a distributor of natural gas, from 1989 to 1994. He was also President of West Ohio Gas Company ("West Ohio"), Lima, Ohio, and River Gas Company ("River"), Marietta, Ohio. CNG, East Ohio, West Ohio and River are subsidiaries of Consolidated Natural Gas Co. of Pittsburgh, Pennsylvania. Mr. Gifford was Senior Vice President of East Ohio from 1985 to 1988. Mr. Gifford is a director of Applied Industrial Technologies, Inc., a trustee of Baldwin Wallace College, and a member of the National Board of Governors of the American Red Cross.

         David S. Klafter. Mr. Klafter has been a Trustee of First Union since June 1998. He has been an in-house counsel and a principal of GPM since April 1996. Mr. Klafter was counsel at White & Case, a law firm, from before January 1, 1993 until December 1993, and a partner at White & Case from January 1994 until April

1996. Mr. Klafter's law practice was in general commercial litigation, with an emphasis on real-estate related matters, including leases, mortgages and loan work-outs.

         Daniel Shuchman. Mr. Shuchman has been a Trustee of First Union since June 1998. He has been a principal of GPM since October 1994. Mr. Shuchman was an investment banker at Goldman, Sachs & Co., an investment banking firm, from before January 1, 1993 until August 1994.

         Steven S. Snider. Mr. Snider has been a Trustee of First Union since June 1998. Since before January 1, 1993, Mr. Snider has been a senior partner at Hale and Dorr LLP, a law firm.

         Mary Ann Tighe. Ms. Tighe has been a Trustee of First Union since June 1998. She has been an Executive Managing Director and a member of the Executive and Strategic Planning Committees of Insignia/ESG, a commercial real estate firm, since before January 1, 1993 and she has been Vice Chairman of Insignia/ESG since January 1999. She is on the Board of Directors of The New 42nd Street, a New York City-based community revitalization organization.

         James A. Williams. Mr. Williams has been a Trustee of First Union since June 1998. He has been the President of Williams, Williams, Ruby & Plunkett PC, a law firm, since before January 1, 1993. Mr. Williams has also been the Chairman of Michigan National Bank and Michigan National Corporation since November 1995. Mr. Williams is Chairman of the Henry Ford Hospital in West Bloomfield, Michigan. He is a Trustee of Henry Ford Health System and the Oakland University (Michigan) Foundation and a member of the Board of Governors of the Cranbrook School.

TERMS OF OFFICE OF THE TRUSTEES

         The Board of Trustees is divided into three classes: Messrs. Shuchman, Snider, Gifford, Conway and Friedman are Class I Trustees and their terms end upon the election of their successors at First Union's annual meeting of shareholders in 2000. Messrs. Ackman, Berkowitz, Williams, and Garchik and Ms. Tighe are Class II Trustees and their terms end upon the election of their successors at First Union's annual meeting of shareholders in 2001. Messrs. Klafter, Altobello, Ford and Scully are Class III Trustees and their terms end upon the election of their successors at First Union's annual meeting of shareholders in 1999.

KEY EMPLOYEE

         Brenda J. Mixson. Ms. Mixson will be First Union's interim Chief Financial Officer upon the departure of Mr. Edelman on April 13, 1999. Ms. Mixson has served as a Managing Director/Chief Investment and Financial Officer of Prime Capital Holding, LLC, a privately owned commercial real estate finance company. From 1995 to 1997, Ms. Mixson held positions with ING Capital Corp. and ING Baring Securities, Inc., initially as Portfolio Manager for all real estate investment activity and then as global head of ING Barings Emerging Markets International Finance Business. Prior to joining ING, Ms. Mixson was Executive Vice President and Chief Operating Officer of Reichmann International, the manager of Quantum North American Realty Fund. From 1989 to 1994, she was at Travelers Realty Investment Corp., where she was Managing Director and Executive Vice President. From 1986 to 1989, she was Manager and Vice President of Chemical Bank's Chicago Region.

                          DESCRIPTION OF CAPITAL STOCK


COMMON SHARES

General

         The following description sets forth certain general terms and provisions of the Common Shares. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of First Union's Declaration of Trust (the "Declaration of Trust") and By-Laws.

         The number of Common Shares which First Union is authorized to issue is unlimited. All Common Shares are entitled to participate equally in any distributions thereon declared by First Union. Subject to the provisions of the By-Laws regarding Excess Securities, each outstanding Common Share entitles the holder thereof to one vote on all matters voted on by shareholders (as described below), including the election of Trustees. Shareholders have no preemptive rights. The outstanding Common Shares are fully paid and non-assessable and have equal liquidation rights. The Common Shares are fully transferable except that their issuance and transfer may be regulated or restricted by First Union in order to assure qualification by First Union for taxation as a REIT. See "-- Restriction on Size of Holdings." The Common Shares are not redeemable at the option of First Union or of any shareholder. The Board of Trustees is generally authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into Common Shares and warrants, rights or options to purchase Common Shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to the Common Shares. The issuance of additional Common Shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held on the second Tuesday of the fourth month following the close of each fiscal year at such place in the State of Ohio as the Trustees may from time to time determine. Special meetings may be called at any time and place when ordered by a majority of the Trustees, or upon written request of the holders of not less than 25% of the outstanding Common Shares.

Shareholder Liability

         The Declaration of Trust provides that no shareholder shall be personally liable in connection with the property or the affairs of First Union, and that all persons shall look solely to property of First Union for satisfaction of claims of any nature arising in connection with the affairs of First Union.

         Under present Ohio law, no personal liability will attach to shareholders of First Union, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, the shareholders may in some jurisdictions other than the State of Ohio be held personally liable to the extent that such claims are not satisfied by First Union, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from the general assets of First Union. First Union carries insurance which the Trustees consider adequate to cover any probable tort claims. To the extent the assets and insurance of First Union would be insufficient to reimburse a shareholder who has been required to pay a claim against First Union, the shareholder would suffer a loss. The statements in this paragraph and the previous paragraph also apply to holders of the preferred shares of beneficial interest, $1.00 par value per share ("Preferred Shares"), although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

REIT Qualification

         Under regulations of the IRS, the Trustees must have continuing exclusive authority over the management of First Union and the conduct of its affairs, free from any control by the shareholders, other than the right to elect or remove Trustees, to terminate the Declaration of Trust, to ratify amendments to the Declaration of Trust, and certain other permitted rights, if First Union is to continue to qualify as a REIT under the applicable sections of the Code. Consequently, the only voting power presently granted to the shareholders is the right by a majority vote or a supermajority vote, as the case may be, (i) to elect Trustees, (ii) to approve or disapprove certain transfers of assets or mergers of First Union, (iii) to approve or disapprove amendments to the Declaration of Trust or termination of the Declaration of Trust, and (iv) when removal is proposed by all other Trustees, to approve removal of any Trustee. First Union has no fixed duration and will continue indefinitely, unless terminated as provided in the Declaration of Trust.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Shares is National City Bank.

Restriction on Size of Holdings

         The By-Laws restrict beneficial or constructive ownership of First Union's outstanding capital stock by a single person, or persons acting as a group, to 9.8% of the Common Shares, which limitation assumes that all securities convertible into Common Shares owned by such person or group of persons have been converted. The purposes of these provisions are to assist in protecting and preserving First Union's REIT status. For First Union to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned by five or fewer individuals at any time during the last half of First Union's taxable year. The provision permits five persons each to acquire up to a maximum of 9.8% of the Common Shares, or an aggregate of 49% of the outstanding Common Shares, and thus, assists the Trustees in protecting and preserving REIT status for tax purposes.

         Unless a waiver of such restrictions is granted by the Board, Common Shares owned by a person or group of persons in excess of 9.8% of First Union's outstanding Common Shares ("Excess Securities") shall not be entitled to any voting rights; shall not be considered outstanding for quorums or voting purposes; and shall not be entitled to dividends, interest or any other distributions with respect to the securities.

         The Declaration of Trust provides that the Share Ownership Limit contained in the By-Laws may be amended from time to time with the approval of either (i) 70% of the Trustees then in office or (ii) a majority of the Trustees then in office and the approval of at least 70% of the holders of the outstanding Common Shares.

Trustee Liability

         The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of First Union or by Trustees for the benefit and on behalf of First Union. Under the Declaration of Trust and Ohio law respecting business trusts, Trustees are not liable to First Union or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to First Union and its shareholders.

Beneficial Ownership of FUMI

         All of the shares of FUMI are owned in trust (the "Trust") for the benefit of owners of Common Shares pursuant to an amended and restated declaration of trust dated as of October 1, 1996. FUMI's Declaration of Trust provides that the net income of the Trust estate shall be paid from time to time to the First Union shareholders in proportion to the number of Common Shares held by them. Upon termination of the Trust, each holder of Common Shares is entitled to a proportionate share of the net proceeds received upon the sale of the assets of the Trust estate. The trustees of the trust may require, as a condition to the receipt of any payment of the net income or of the net proceeds upon termination, that a shareholder demonstrate that the Common Shares owned by it, together with any Common Shares the ownership of which is attributed to it by the Code, do not exceed 5% of the then outstanding Common Shares. In addition, FUMI's Declaration of Trust provides that any person who owns, directly or by attribution, 5% or more of the outstanding shares of First Union, is deemed to have no beneficial interest in the Trust. These restrictions on ownership of the Trust are intended to avoid implicating constructive ownership rules which could otherwise cause rental payments from FUMI to First Union to be non-qualifying income for purposes of determining whether First Union qualifies as a REIT. FUMI's Declaration of Trust provides that the Trust shall terminate upon the termination of First Union. See "Federal Income Tax Considerations -- Taxation of First Union -- Stapled Stock."

Shareholder Rights Plan

         In March 1990, the Board of Trustees declared a dividend with respect to each Common Share consisting of one right to purchase one Common Share at an exercise price of $50 per right. Pursuant to the Rights Agreement, dated as of March 7, 1990, between the Company and National City Bank, as Rights Agent, which governs First Union's Shareholder Rights Plan, if a person or group, excluding certain affiliated entities of First Union, who acquires 15% or more of the outstanding Common Shares (except in a tender offer or exchange offer approved by the Board of Trustees), is declared to be an "adverse person" by the Board of Trustees or engages in certain self-dealing transactions with First Union ("flip-in events"), each right, other than rights owned by a 15% owner or an "adverse person," entitles the holder to purchase one Common Share for its par value (currently $1 per share). If First Union is acquired in a merger or other business combination ("flip-over events"), each right entitles the holder to purchase, for $1, shares of the acquiring company having a market value equal to the market value of one Common Share. The rights may be redeemed by First Union at a price of $0.01 per right at any time prior to the earlier of a "flip-in" or "flip-over" event or the expiration of the rights on March 30, 2000.


PREFERRED SHARES

General

         Subject to limitations as may be prescribed by Ohio law and First Union's by-laws (the "By-Laws") and Declaration of Trust, the Board of Trustees is authorized to issue without the approval of the shareholders, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. First Union currently has outstanding the Series A Preferred Shares. The following description sets forth certain general terms and provisions of the Series A Preferred Shares. The statements below describing the Series A Preferred Shares do not purport to be complete and are in all respects subject to, and qualified in their entirety by reference to, the terms and provisions of the Certificate of Designations authorizing the Series A Preferred Shares (the "Certificate of Designations"), the Declaration of Trust and the By-Laws.

         The outstanding Series A Preferred Shares have been validly issued, fully paid and, except as set forth under "-- Common Shares -- Shareholder Liability," non-assessable. The holders of the Series A Preferred Shares have no pre-emptive rights with respect to any shares of the capital stock of First Union or any other securities of First Union convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares are not subject to any sinking fund or other obligation of First Union to redeem or retire the Series A Preferred Shares. Unless converted into Common Shares or redeemed by First Union, the Series A Preferred Shares have a perpetual term, with no maturity.

         The Series A Preferred Shares, unlike the Common Shares, are not entitled to the benefit of FUMI's Declaration of Trust. See "-- Common Shares -- Beneficial Ownership of FUMI."

Distributions

         Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of $2.10 per share (equivalent to 8.4% of the liquidation preference per annum) or the cash distributions on the Common Shares, or portion thereof, into which a Series A Preferred Share is convertible. Such distributions shall equal the number of Common Shares, or portion thereof, into which a Series A Preferred Share is convertible, multiplied by the most current quarterly cash dividend on a Common Share on or before the applicable dividend payment date.

         Distributions on the Series A Preferred Shares accrue whether or not First Union has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued but unpaid distributions on the Series A Preferred Shares do not bear interest. Holders of the Series A Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

         Unless full cumulative distributions on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other Junior Shares will be declared or paid or set aside for payment upon the Common Shares or any other Junior Shares, nor will any Common Shares or any other Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by First Union (except by conversion into or exchange for Junior Shares).

Liquidation Rights

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of First Union, then, before any distribution or payment is made to the holders of any Common Shares or any other class or series of capital shares of First Union ranking junior to the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of First Union, the holders of Series A Preferred Shares will be entitled to receive out of assets of First Union (excluding the assets of FUMI) legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference ($25.00 per share), plus an amount equal to all distributions accrued and unpaid thereon, if any. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of First Union.

         If liquidating distributions have been made in full to all holders of Series A Preferred Shares and all other classes or series of capital shares of First Union ranking on a parity with the Series A Preferred Shares in the distribution of assets, the remaining assets of First Union will be distributed among the holders of any other classes or series of capital shares ranking junior to the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of First Union, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of First Union with or into any other entity, the sale, lease or conveyance of all or substantially all of the property or business of First Union or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding up of First Union.

Redemption

         The Series A Preferred Shares are not redeemable by the Company prior to October 29, 2001, and at no time are the Series A Preferred Shares redeemable for cash (except to the extent provided below in lieu of the issuance of fractional Common Shares). On and after October 29, 2001, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, for such number of Common Shares as equals the liquidation preference of the Series A Preferred Shares to be redeemed (without regard to accrued and unpaid distributions) divided by the Conversion Price (as defined herein under "-- Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of 3.31 Common Shares for each Series A Preferred Share), subject to adjustment in certain circumstances as described below. See "-- Conversion Price Adjustments." The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Shares on the NYSE equals or exceeds the Conversion Price per share, subject to adjustments in certain circumstances as described below. See "-- Conversion Price Adjustments."

Voting Rights

         Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares have no voting rights.

         If six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Shares or any shares of beneficial interest ranking on a parity with the Series A Preferred Shares with respect to the payment of distributions and amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees will be increased by two, and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Series A Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such distributions and distributions for the current quarterly period on the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights.

         The approval of two-thirds of the outstanding Series A Preferred Shares and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust, By-Laws or the Certificate of Designations to affect materially and adversely the rights, preferences or voting power of the holders of the Series A Preferred Shares or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Series A Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into First Union, unless in each such case each Series A Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares) or (iii) authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to the Series A Preferred Shares as to distributions or in the distribution of assets. However, First Union may create additional classes of Parity Shares and shares ranking junior to the Series A Preferred Shares as to distributions or in the distribution of assets ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

Conversion Rights

         The Series A Preferred Shares are convertible, in whole or in part, at any time, unless previously redeemed, at the option of the holders thereof, into Common Shares at a conversion price of $7.5625 per Common Share (equivalent to a conversion rate of 3.31 Common Shares for each Series A Preferred Share), subject to adjustment as described below (the "Conversion Price"). See "-- Conversion Price Adjustments." The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on the redemption date for such Series A Preferred Shares.

Conversion Price Adjustments

         The Conversion Price is subject to adjustment upon certain events, including without duplication (i) distributions payable in Common Shares, (ii) the issuance to all holders of Common Shares of certain rights, options or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the fair market value per Common Share (which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders), (iii) subdivisions, combinations and reclassifications of Common Shares, (iv) distributions to all holders of Common Shares of any capital stock of First Union (other than Common Shares), evidences of indebtedness of First Union or assets (including securities, but excluding those rights, warrants and distributions referred to above and excluding Permitted Common Share Cash Distributions, as hereinafter defined) and (v) payment in respect of a tender or exchange offer by First Union or any subsidiary of First Union for Common Shares if the cash and value of any other consideration included in such payment per Common Share (as determined by the Board of Trustees) exceeds the current market price (as defined) per Common Share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer. "Permitted Common Share Cash Distributions" are those cumulative cash distributions paid with respect to the Common Shares after December 31, 1995 which are not in excess of the following: the sum of (i) First Union's cumulative undistributed income from operations and capital gains and cumulative depreciation and amortization at December 31, 1995, plus (ii) the cumulative amount of net income before distributions accrued or paid on the Series A Preferred Shares, plus depreciation and amortization, after December 31, 1995, minus (iii) the cumulative amount of distributions accrued or paid on the Series A Preferred Shares or any other class of Preferred Shares after the date of original issue of the Series A Preferred Shares. In addition to the foregoing adjustments, First Union is permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a distribution of stock or stock rights will not be taxable to the holders of the Common Shares.

Restrictions on Ownership

         With limited exceptions, no person, or persons acting as a group, may beneficially own more than 25% of the Series A Preferred Shares outstanding at any time, except as a result of First Union's redemption of any Series A Preferred Shares; provided that after any redemption, additional Series A Preferred Shares acquired by such person will be subject to the Preferred Shares Ownership Limit Provision. Series A Preferred Shares owned in excess of the Preferred Shares Ownership Limit Provision are not entitled to dividends, interest or any other distribution with respect to such shares, are not entitled to any conversion rights, are not entitled to any voting rights, and shall not be considered outstanding for quorums or voting purposes.

         With limited exceptions, no person or persons acting as a group may beneficially own more than 9.8% of the Common Shares, which limitation assumes that all securities convertible into Common Shares owned by such person or group of persons, such as the Series A Preferred Shares, have been converted. In addition, in order for a holder of Common Shares to be entitled to the benefit of FUMI's Declaration of Trust, such shareholder may not own, after taking into consideration all Common Shares owned by such person together with any Common Shares attributed to such person under the Code, which would include the Series A Preferred Shares on an as converted basis, more than 5% of the outstanding Common Shares of First Union. See "-- Common Shares -- Restriction on Size of Holdings" and "-- Common Shares -- Beneficial Ownership of FUMI."

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a description of the material federal income tax consequences to First Union and its shareholders of the treatment of First Union as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The tax treatment of a shareholder will vary depending upon the holder's particular situation, and this discussion addresses only holders that hold Common Shares as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including dealers in securities or currencies, traders in securities that elect to mark-to-market, banks, tax-exempt organizations, life insurance companies, persons that hold Common Shares that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

         Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) ("Fried Frank"), counsel to First Union, has rendered an opinion that, commencing with First Union's taxable year ended December 31, 1994, First Union has been organized as, and has operated in conformity with the requirements for qualification as, a REIT, and its method of operation, as described in this prospectus and as represented by it, will enable it to satisfy the requirements for qualification as a REIT. This opinion is based on certain assumptions relating to the organization and operation of FUMI and of any partnerships in which First Union will hold an interest, and is conditioned upon representations made by First Union as to certain factual matters relating to First Union's and FUMI's organization and manner of operation. Fried Frank's opinion also relies upon the opinion of Mayer, Brown & Platt, dated July 21, 1997, which is based upon certain factual representations and assumptions, stating that, as of that date, First Union's then existing legal organization and method of operation enabled First Union to satisfy the requirements for qualification as a REIT. In addition, Fried Frank's opinion is based on the law existing and in effect on the date hereof. First Union's qualification and taxation as a REIT in the future will depend upon First Union's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Fried Frank will not review compliance with these tests on a continuing basis. No assurance can be given that First Union will satisfy such tests on a continuing basis.

         THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as First Union, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from the use of corporations. However, as noted below under "-- Taxation of First Union's Shareholders -- Taxation of Taxable U.S. Shareholders," corporate shareholders will not be entitled to a dividends received deduction with respect to dividends paid on their shares.

         If First Union fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, First Union could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

         First Union, based on internal calculations and advice of counsel, believes it properly elected and continued to elect REIT status for all taxable years since its filing of a REIT election and that it has operated and expects that it will continue to operate in a manner that will permit it to elect REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on First Union continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on First Union's operating results.


TAXATION OF FIRST UNION

         General. In any year in which First Union qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. First Union may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         Notwithstanding its qualification as a REIT, First Union may also be subject to taxation in certain other circumstances. If First Union should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which First Union fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect First Union's profitability. First Union will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if First Union has

         - net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or

         - other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate.

         In addition, if First Union should fail to distribute during each calendar year at least the sum of

         -        85% of its REIT ordinary income for such year,

         -        95% of its REIT capital gain net income for such year and

         -        any undistributed taxable income from prior years,

First Union would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if First Union made this designation, the shareholders of First Union would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by First Union and First Union would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of First Union would be deemed to have paid such shareholder's share of the tax paid by First Union on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase its tax basis in its First Union stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by First Union. First Union may also be subject to the corporate "alternative minimum tax", as well as tax in certain situations and on certain transactions not presently contemplated. First Union will use the calendar year both for federal income tax purposes and for financial reporting purposes.

         Stapled Stock. First Union and FUMI are "stapled entities" as defined in Section 269B of the Code. Section 269B of the Code defines the term "stapled entities" to mean any group of two or more entities if more than 50% in value of the beneficial ownership in each of such entities consists of interests which, by reason of form of ownership, restrictions on transfers, or other terms or conditions, the transfer of one of such interests requires the transfer of the other of such interests. Section 269B of the Code provides that if the shares of a group of entities that include a REIT are stapled, then such entities shall be treated as one entity for purposes of applying the REIT provisions of the Code. If Section 269B of the Code were to apply to First Union and FUMI, then First

Union might not be able to satisfy the "Gross Income Tests" as described below that are necessary to qualify as a REIT.

         Prior to the enactment of Section 269B of the Code, First Union received two rulings from the IRS sanctioning the stapling of First Union and FUMI. These rulings provided that (i) even though First Union and FUMI were "stapled," such stapling would not preclude First Union from qualifying as a REIT, and (ii) amounts otherwise qualifying as rents from real property under the REIT rules would not fail to meet that definition by reason of the fact that First Union and FUMI were stapled. The effective date provision for Section 269B provides that Section 269B of the Code does not apply if a group of stapled entities that included a REIT on June 30, 1983 were stapled on that date. First Union believes that because First Union and FUMI were stapled on June 30, 1983,
Section 269B should not apply to First Union and FUMI. However, as described above in "Risk Factors -- Income and activities of FUMI may be attributed to First Union under recent anti-stapling legislation and may threaten REIT status" and "Risk Factors -- Dependence on qualification as a REIT; tax and other consequences if REIT qualification lost," newly enacted legislation provides that the income and activities of FUMI with respect to any real property acquired by the First Union Companies after March 26, 1998, for which there was no binding written agreement, public announcement or filing with the Commission on or before March 26, 1998, will be attributed to First Union for purposes determining whether First Union qualifies as a REIT.

         Under the Code, rents from real property do not include amounts received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly, in the case of a corporation, stock of such corporation possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock of such corporation. For purposes of this provision, certain attribution rules are applicable. Under this provision, even though Section 269B of the Code does not apply to First Union and FUMI, if any person were to acquire, directly or indirectly, a 10% or greater beneficial interest in the Trust (taking into account such attribution rules), then rents received from FUMI would not qualify as rents from real property under the REIT rules. In such a case, First Union would likely not satisfy the "Gross Income Tests" described below, and accordingly, would not qualify as a REIT.

         FUMI's Declaration of Trust provides that any person who owns, directly or by attribution, 5% or more of the outstanding shares of First Union, is deemed to have no beneficial interest in the Trust. Assuming this restriction precludes any person from owning 10% or more of the voting power of all classes of stock of FUMI, First Union believes that amounts otherwise qualifying as rents from real property received from FUMI will qualify as rents from real property for REIT purposes. First Union has terminated its management arrangements with FUMI, and now manages its retail, apartment and office portfolios and has entered into third-party leases for the parking facilities it owns. Therefore, First Union no longer receives any rents from FUMI.

         The Code defines a REIT as an electing corporation, trust or association

         -        which is managed by one or more trustees or directors,

         - the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest,

         - which would otherwise be taxable as a domestic corporation, but for Section 856 through 859 of the Code,

         - which is neither a financial institution nor an insurance company subject to certain provisions of the Code, and

         - which meets the share ownership, asset and income tests described below.

         First Union has a number of wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deductions, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described below, the assets, liabilities and items of income, deduction and credit of First Union's qualified REIT subsidiaries will be treated as assets, liabilities and items of First Union. Furthermore, First Union's proportionate share of the assets, liabilities and items of income of any partnership in which First Union is a partner will be treated as assets, liabilities and items of income of First Union for purposes of applying the requirements described below.

         Share Ownership Test. First Union's shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of First Union may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain entities. Under the 1997 Act, for taxable years beginning after August 5, 1997, if First Union complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then First Union will be treated as meeting such requirement.

         In order to ensure compliance with the 50% test, First Union has placed certain restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, First Union must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, First Union must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of First Union's records. A shareholder failing or refusing to comply with First Union's written demand must submit with such holder's tax returns a similar statement disclosing the actual ownership of shares of First Union's stock and certain other information. In addition, the Bylaws provide restrictions regarding the transfer of shares of First Union's stock that are intended to assist First Union in continuing to satisfy the share ownership requirements. See "Description of Capital Stock -- Common Shares -- Restriction on Size of Holdings." First Union intends to enforce the 9.8% ownership limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised.

         Asset Tests. At the close of each quarter of First Union's taxable year, First Union must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of First Union's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and certain qualified temporary investments (for a period of one year from the date of First Union's receipt of proceeds of an offering of its shares of beneficial interest or long-term (at least five years) debt, stock or debt instruments purchased with such proceeds). Second, although the remaining 25% of First Union's assets generally may be invested without restriction, securities in this class of a single issuer may not exceed either (i) 5% of the value of First Union's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

         In connection with the acquisition of equity interests in Impark by FUMI, First Union made certain subordinated loans to Impark on an unsecured basis. In connection with such loans, First Union has determined that

         - the fair market value of each of such loans, including any accrued interest, fees and any other amounts payable thereon, is not in excess of 5% of the fair market value of the total gross assets of First Union determined in accordance with generally accepted accounting principles and

         - the fair market value of all such loans and First Union's other assets (other than assets represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments) do not have an aggregate fair market value in excess of 25% of the fair market value of the total gross assets of First Union determined in accordance with generally accepted accounting principles.

Based on existing facts, First Union believes that it will be able to reaffirm this determination at the applicable times in the future. If, however, First Union were unable to satisfy the foregoing asset tests at the applicable time, First Union would be required to take preventative steps by disposing of certain assets or otherwise risk a loss of REIT status.

         In addition, as part of the acquisition of Impark, certain lenders of Impark have the right to transfer certain loans of Impark to First Union at certain times. If the transfer rights were exercised at a time when First Union's total assets were not sufficient to satisfy the foregoing asset tests, First Union would be required to take such preventative steps or otherwise risk such REIT status.

         Gross Income Tests. There are currently two separate percentage tests relating to the sources of First Union's gross income which must be satisfied for each taxable year. Additionally, for its taxable years before 1998, short-term gain from the sale or other disposition of stock or securities, gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition or real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of First Union's gross income (including gross income from prohibited transactions) for each such taxable year. The two current tests are as follows:

         1. The 75% Test. At least 75% of First Union's gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" --which term generally includes expenses of First Union that are paid or reimbursed by tenants) or from certain types of temporary investments.

         Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if First Union, or an owner of 10% or more of First Union, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, First Union generally must not operate or manage the property or furnish or render services to tenants of such property, other than through an "independent contractor" from whom First Union derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by First Union are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

         2. The 95% Test. At least 95% of First Union's gross income for each taxable year must be derived from the real property investments included in the 75% test, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         For purposes of determining whether First Union complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by First Union for at least four years and certain other requirements are satisfied. See "-- Taxation of First Union -- General."

         Even if First Union fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if:

         - First Union's failure to comply was due to reasonable cause and not to willful neglect;

         - First Union reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

         - any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, First Union will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

         Annual Distribution Requirements. In order to qualify as a REIT, First Union is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to

         -       the sum of

                  (1) 95% of First Union's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and

                  (2) 95% of the net income (after tax), if any, from foreclosure property,

         minus

         -        the sum of certain items of non-cash income.

         Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before First Union timely files its tax return for such year with an appropriate election and if paid on or before the first regular dividend payment after such declaration. To the extent that First Union does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if First Union made this designation, the shareholders of First Union would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by First Union and First Union would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of First Union would be deemed to have paid such shareholder's share of the tax paid by First Union on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase its tax basis in its First Union stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by First Union.

         First Union intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that First Union may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to, among other things, timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing First Union's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, First Union will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

         If First Union fails to meet the 95% distribution requirement as a result of an adjustment to First Union's tax return by the IRS, First Union may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

         Failure to Qualify. If First Union fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, First Union will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which First Union fails to qualify as a REIT will not be deductible by First Union, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, First Union also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF FIRST UNION'S SHAREHOLDERS

         Taxation of Taxable U.S. Shareholders. As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is

         -        a citizen or resident of the United States,

         - a corporation or partnership organized under the laws of the United States, or of any political subdivision thereof,

         - an estate the income of which is subject to United States federal income taxation regardless of its source or

         - a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

A "Non-U.S. Shareholder" is a shareholder other than a U.S. Shareholder.

         As long as First Union qualifies as a REIT, distributions made to First Union's taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed First Union's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that First Union makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. Shareholder, reducing the tax basis of a U.S. Shareholder's shares by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Shareholder's tax basis taxable as capital gains (if the shares are held as a capital asset). In addition, any dividend declared by First Union in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by First Union and received by the U.S. Shareholder on December 31 of such year, provided that the dividend is actually paid by First Union during January of the following calendar year. U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of First Union. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to First Union shareholders.

         Distributions made by First Union and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

         Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between

         - the amount of cash and the fair market value of any property received on such sale or other disposition, and

         - the holder's adjusted basis in the Common Shares for tax purposes.

Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset and will be long-term gain or loss if such Common Shares have been held for more than one year. Long-term capital gain of an individual U.S. Shareholder is generally subject to a maximum tax rate of 20%. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares of First Union that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of distributions received by such U.S. Shareholder from First Union which were required to be treated as long-term capital gains.

         Backup Withholding. First Union will report to its U.S. Shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder

         - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or

         - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. Shareholder that does not provide First Union with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, First Union may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to First Union.

         Taxation of Tax-Exempt Shareholders. The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by First Union to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that First Union, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

         For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, respectively, income from an investment in Common Shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its Common Shares. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

         However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if

         - such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and

         - at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

         Taxation of Non-U.S. Shareholders. The rules governing United States federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made to provide herein more than a summary of such rules.

         PROSPECTIVE NON-U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS WITH REGARD TO AN INVESTMENT IN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.


         DISTRIBUTIONS FROM FIRST UNION

              1. Ordinary Dividends. The portion of dividends received by Non-U.S. Shareholders payable out of First Union's earnings and profits that are not attributable to capital gains of First Union and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will generally be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an IRS Form 4224 (or successor form) with First Union certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Shares. In cases where the dividend income from a Non-U.S. Shareholder's investment in Common Shares is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

              2. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by First Union to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by First Union ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, First Union will be required to withhold tax equal to 35% of the amount of any distribution that could be designated by First Union as a capital gain dividend. However, if First Union designates as a capital gain dividend a distribution made prior to the day First Union actually effects such designation, then (although such distribution may be taxable to a Non-U.S. Shareholder) such distribution is not subject to withholding under FIRPTA; rather, First Union must effect the 35% FIRPTA withholding from distributions made on and after the date of such designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's U.S. tax liability. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

              3. Non-Dividend Distributions. Distributions in excess of current and accumulated earnings and profits of First Union, which are not attributable to the gain from disposition by First Union of a USRPI, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its Common Shares, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current accumulated earnings and profits of First Union.


         DISPOSITIONS OF COMMON SHARES

         Unless the Common Shares constitute USRPIs, a sale or exchange of Common Shares by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The Common Shares will not constitute USRPIs if First Union is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. First Union believes that it is and will continue to be a domestically controlled REIT and, therefore, that the sale of Common Shares will not be subject to taxation under FIRPTA. However, no assurance can be given that First Union will continue to be a domestically controlled REIT.

         If First Union does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of Common Shares generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that

         - First Union's Common Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and

         - the selling Non-U.S. Shareholder held 5% or less of First Union's outstanding Common Shares at all times during a specified testing period.

         If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of Common Shares could be required to withhold 10% of the purchase price and remit such amount to the IRS. The branch profits tax generally would not apply to such sales or exchanges.

         Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases:

         - if the Non-U.S. Shareholder's investment in Common Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain or

         - if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).


         TREATY BENEFITS

         Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Common Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.

         Under recently issued Treasury regulations that are effective for payments made after December 31, 1999 (the "Withholding Regulations"), however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Withholding Regulations, in the case of Common Shares held by a foreign partnership,

         - the certification requirement would generally be applied to the partners in the partnership and

         - the partnership would be required to provide certain information, including a United States taxpayer identification number.

The Withholding Regulations provide look-through rules in the case of tiered partnerships.

                              PLAN OF DISTRIBUTION

         Any Rights to be issued by First Union will be distributed to shareholders of First Union as of a specified record date. Any Common Shares offered pursuant to such Rights will be offered by First Union directly to its shareholders. First Union may elect to retain dealer managers in connection with any Rights offering to provide marketing assistance or to solicit exercises of Rights. The identity of any such dealer managers and any compensation provided by First Union to such dealer managers will be described in the related prospectus supplement.

         With respect to Common Shares offered other than pursuant to the exercise of Rights, First Union may sell such Common Shares to or through one or more underwriters or dealers and also may sell Common Shares directly to institutional investors or other purchasers, or through agents.

         The distribution of such Common Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of such Common Shares, underwriters or agents may receive compensation from First Union or from purchasers of Common Shares for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Common Shares may be deemed to be underwriters, and any discounts or commissions received by them from First Union and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from First Union will be described, in the related prospectus supplement.

         Under agreements which may be entered into by First Union, underwriters and agents who participate in the distribution of Common Shares may be entitled to indemnification by First Union against certain liabilities, including liabilities under the Securities Act, or to contribution by First Union with respect to payments they may be required to make in respect thereof.

         If so indicated in the related prospectus supplement, First Union will authorize underwriters or other persons acting as First Union's agents to solicit offers by certain institutions to purchase Common Shares from First Union pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by First Union. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of Common Shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

         Until a distribution of the Common Shares is completed, the rules of the Commission may limit the ability of underwriters and certain selling group members to bid for and purchase Common Shares. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

         If any underwriters create a short position in the Common Shares in connection with an offering, i.e., if they sell more Common Shares than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing securities in the open market.

         Underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase Common Shares in the open market to reduce the underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the selling group members who sold those Common Shares as part of the offering.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities.

         Neither First Union nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither First Union nor any underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         Any Common Shares sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the Common Shares.

         Certain of the underwriters or agents and their affiliates may engage in transactions with and perform services for First Union or its affiliates in the ordinary course of their respective businesses.


                                     EXPERTS

         The combined financial statements and schedules as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in the Registration Statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.


                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the Common Shares offered pursuant to this prospectus will be passed upon for First Union by Hahn Loeser & Parks LLP.

                                    GLOSSARY


         Set forth below is a list of certain of the more significant terms used in this prospectus.

ACMs                                           Asbestos-containing materials.

ADA                                            Americans with Disabilities Act of 1990.

Apollo                                         Apollo Real Estate Advisors, LP.

Board; Board of Trustees                       First Union's Board of Trustees.

Board Change Default                           Default under the Credit Facilities as a result of
                                               the change in the Board's composition.

Bridge Loan                                    Loan to First Union in an original principal amount of
                                               $90 million from a syndicate of lenders led by Bankers
                                               Trust Company that, except as otherwise described in
                                               the Registration Statement of which this prospectus is
                                               a part, (i) bears interest at 12% per annum, (ii) is
                                               subject to a mandatory reduction of outstanding
                                               principal to less than approximately $38 million by
                                               May  15, 1999 and (iii) terminates August 11, 1999,
                                               the proceeds of which financed the repurchase of the
                                               Senior Notes.

Certificate of Designations                    First Union's Certificate of Designations authorizing
                                               the Series A Preferred Shares.

Change-in-Control Expenses                     Expenses incurred by First Union during 1998 primarily
                                               in connection with the proxy contest waged by Gotham
                                               LP and Gotham III LP and the change in the Board's
                                               composition.  These expenses included proxy expenses
                                               and related legal fees incurred by First Union, Gotham
                                               LP and Gotham III LP, other professional fees related
                                               to the change in the composition of the Board, cash
                                               severance and vesting of restricted stock for Mr.
                                               Mastandrea, First Union's terminated Chairman of the
                                               Board, Chief Executive Officer and President, vesting
                                               of restricted stock granted to other employees of the
                                               First Union Companies and severance expenses related
                                               to employee change-in-control and termination
                                               agreements.

Code                                           Internal Revenue Code of 1986, as amended.

Commission                                     Securities and Exchange Commission.

Common Shares                                  Shares of beneficial interest, $1.00 par value per
                                               share, of First Union.

Conversion Price                               $7.5625 per Common Share, subject to adjustment.

Credit Facilities                              The Impark Credit Facility and the FUR Credit Facility.

Declaration of Trust                           First Union's Amended Declaration of Trust, as amended
                                               through July 25, 1986.

Enterprise                                     Enterprise Asset Management Inc., a real estate
                                               investment firm located in New York City.

Excess Securities                              Common Shares owned by a person or group
                                               in excess of 9.8% of the outstanding Common Shares.

Exchange Act                                   Securities Exchange Act of 1934, as amended.

FIRPTA                                         Foreign Investment in Real Property Tax Act of 1980.

First Offering                                 As part of the standby purchase arrangements between
                                               First Union and Gotham LP, Gotham III LP and Gotham
                                               Partners International, Ltd., each as standby
                                               purchasers, First Union's Rights offering that would
                                               generate minimum gross proceeds of $20 million and for
                                               which the standby purchasers would "standby" to
                                               purchase such number of Common Shares that would
                                               result in gross proceeds to First Union of up to $50
                                               million.

First Union                                    First Union Real Estate Equity and Mortgage
                                               Investments and its subsidiaries.

First Union Companies                          FUMI and First Union.

Fried Frank                                    Fried, Frank, Harris, Shriver & Jacobson (a
                                               partnership including professional corporations),
                                               counsel to First Union.

FUMI                                           First Union Management, Inc., an affiliate of First
                                               Union, and its subsidiaries.

FUMI Shares                                    Shares of common stock, without par value, of FUMI.

FUR Credit Facility                            First Union's senior credit facility which terminates
                                               on August 11, 1999. The availability under the
                                               facility is $105 million and will be reduced to $80
                                               million on April 30, 1999 and then to $50 million on
                                               June 30, 1999.

Gotham International                           Gotham International Advisors, L.L.C.

Gotham II LP                                   Gotham Partners II, L.P.

Gotham III LP                                  Gotham Partners III, L.P.

Gotham LP                                      Gotham Partners L.P. and Gotham Partners III, L.P.

GPLP                                           GPLP Management Corp.

GPM                                            Gotham Partners Management Co. LLC.

Impark                                         Imperial Parking Limited and its subsidiaries and
                                               Impark Services Limited and its subsidiaries.

Impark Credit Facility                         Impark's Cdn.$38.8 million credit facility.

IRS                                            Internal Revenue Service.

Junior Shares                                  Capital shares of First Union ranking junior to the
                                               Series A Preferred Shares as to distributions and in
                                               distribution of assets as described in the
                                               Certificate of Designations.

1997 Act                                       Taxpayer Relief Act of 1997, as amended.

Moody's                                        Moody's Investors Services, Inc.

Non-U.S. Shareholder                           A shareholder other than a U.S. Shareholder.

Parity Shares                                  Shares of beneficial interest ranking on a parity
                                               with the Series A Preferred Shares with respect to
                                               the payment of distributions and amounts upon
                                               liquidation, dissolution and winding up as described
                                               in the Certificate of Designations.

Percentage Rent Deferral                       Non-recording of percentage rent by First Union
                                               during the third quarter of 1998.

Permitted Common Share Cash Distributions      Cumulative cash distributions paid with respect to the
                                               Common Shares after December 31, 1995 which are not in
                                               excess of the following: the sum of (i) First Union's
                                               cumulative undistributed income from operations and
                                               capital gains and cumulative depreciation and
                                               amortization at December 31, 1995, plus (ii) the
                                               cumulative amount of net income before distributions
                                               accrued or paid on the Series A Preferred Shares, plus
                                               depreciation and amortization, after December 31,
                                               1995, minus (iii) the cumulative amount of
                                               distributions accrued or paid on the Series A
                                               Preferred Shares or any other class of Preferred
                                               Shares after the date of original issue of the Series
                                               A Preferred Shares.

Preferred Shares                               Preferred shares of beneficial interest, $1.00 par
                                               value per share.

Project                                        The First Union Companies' Year 2000 Compliance
                                               Project.

Registration Statement                         First Union's Registration Statement on Form S-3,
                                               together with all amendments and exhibits,
                                               registering under the Securities Act the Rights and
                                               the Common Shares issuable upon exercise of the
                                               Rights.

REIT                                           Real estate investment trust.

Rights                                         Rights to purchase First Union's Common Shares.

Rights Agreement                               Rights Agreement, dated as of March 7, 1990, between
                                               the Company and National City Bank, as Rights Agent.

Second Offering                                The Rights offering that First Union may conduct for
                                               which Gotham LP, Gotham III LP, Gotham Partners
                                               International, Ltd. and Elliott Associates, L.P. may
                                               purchase such number of Common Shares that would
                                               result in gross proceeds to First Union of up to $40
                                               million.

Securities Act                                 Securities Act of 1933, as amended.

Senior Notes                                   First Union's 8-7/8% Senior Notes due 2003.

Series A Preferred Shares                      Series A Cumulative Redeemable Preferred Shares of
                                               Beneficial Interest.

S&P                                            Standard & Poor's Corporation.

Specified Offering                             An offering of Common Shares by First Union under this
                                               prospectus.

Stapled REIT Legislation                       1998 tax legislation limiting the "grandfathering"
                                               rule applicable to stapled REITs.

Trust                                          The trust in which all of the shares of FUMI are
                                               owned for the benefit of the holders of Common
                                               Shares.

UBTI                                           Unrelated business taxable income.

USRPIs                                         United States real property interests.

USRPI Capital Gains                            Gains from dispositions of USRPIs.

U.S. Shareholder                               Holder of Common Shares who (for United States federal
                                               income tax purposes) is (i) a citizen or resident of
                                               the United States, (ii) a corporation or partnership
                                               organized under the laws of the United States, or of
                                               any political subdivision thereof,  (iii) an estate,
                                               the income of which is subject to United States
                                               federal income taxation regardless of its source or
                                               (iv) a trust subject to the primary supervision of a
                                               court within the United States and the control of one
                                               or more U.S. persons.

Voting Preferred Shares                        Parity Shares with voting rights.

Withholding Regulations                        Recently issued Treasury regulations relating to
                                               federal withholding tax procedures.

===============================================================================





                                  FIRST UNION
                  REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS





                              12,550,442 Rights
                                 to Purchase
                   12,550,442 Shares of Beneficial Interest



                           ------------------------
                            PROSPECTUS SUPPLEMENT
                           ------------------------



                                April 21, 1999



===============================================================================